UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

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  [   ] Preliminary Proxy Statement

  [   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

  [X] Definitive Proxy Statement

  [   ] Definitive Additional Materials

  [   ] Soliciting Material Pursuant to §240.14a-12

Sun Communities, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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SUN COMMUNITIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On July 29, 2009

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Sun Communities, Inc. (the “Company”) will be held at the Hilton Garden Inn, 26000 American Drive, Southfield, MI 48034, on Wednesday, July 29, 2009, at 11:00 a.m., local time, for the following purposes:

(1)	To elect three directors to serve until the Annual Meeting of Stockholders to be held in 2012 or until their successors shall have been duly elected and qualified;
(2)	To approve the Company’s Equity Incentive Plan (the “Equity Plan”);
(3)	To transact such other business as may properly come before the meeting.

A Proxy Statement containing information relevant to the Annual Meeting appears on the following pages.

Only holders of common stock of the Company (“Common Stock”) of record at the close of business on June 1, 2009 are entitled to notice of and to vote at the meeting or any adjournments.

Your vote is important. Please vote as promptly as possible by using the internet, telephone or by signing, dating and returning the proxy card mailed to those who receive paper copies of this proxy statement.

By Order of the Board of Directors
Dated: June 15, 2009	KAREN J. DEARING
Secretary

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 29, 2009:

THIS PROXY STATEMENT AND THE COMPANY’S ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT WWW.PROXYVOTE.COM.

SUN COMMUNITIES, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On July 29, 2009

PROXIES AND SOLICITATIONS

This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Sun Communities, Inc. (“Sun” or the “Company”) to be used at the Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournments. If received in time for the Annual Meeting, the shares represented by a valid proxy will be voted in accordance with the specifications, if any, contained in such executed proxy. If no instructions are given, proxies will be voted: (a) FOR election of the three (3) nominees for the Board; (b) FOR the approval and adoption of the Equity Plan; and (c) at the discretion of Gary A. Shiffman and Karen J. Dearing, the Board’s designated representatives for the Annual Meeting, with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card.

•    To vote by Internet, go to www.proxyvote.com and follow the instructions there. You will need the 12 digit number included on your proxy card, voter instruction form or notice.

•    To vote by telephone, stockholders should dial the phone number listed on their voter instruction form and follow the instructions. You will need the 12 digit number included on the voter instruction form or notice.

•    If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:

(i)	by internet: www.proxyvote.com;
(ii)	by phone: (800) 579-1639; or
(iii)	by email: sendmaterial@proxyvote.com (your email should contain the 12 digit number in the subject line included on the voter instruction form or notice).

If you complete your proxy via the internet or telephone or properly sign and return your proxy card, your shares will be voted as you direct. If you sign and return your proxy, but do not specify how you want your shares voted, your shares will be voted (i) FOR the election of the three (3) nominees for director to the Board; (ii) FOR the approval and adoption of the Equity Plan; and (iii) at the discretion of Gary A. Shiffman and Karen J. Dearing with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. Proxies may be revoked by filing with the Secretary of the Company, any time prior to the time set for commencement of the Annual Meeting, a written notice of revocation bearing a later date than the proxy, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

In addition to the use of mails, proxies may be solicited by personal interview, telephone, facsimile or email or by directors, officers and employees of the Company. Arrangements may also be made with brokerage houses or other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such persons for reasonable out-of-pocket expenses incurred in forwarding material. The Company anticipates that fees and expenses for the foregoing parties will not exceed $1,000. The costs of all proxy solicitation will be borne by the Company.

The executive offices of the Company are located at 27777 Franklin Road, Suite 200, Southfield, Michigan 48034.

TIME AND PLACE OF MEETING

The Annual Meeting will be held at the Hilton Garden Inn, 26000 American Drive, Southfield, MI 48034, on Wednesday, July 29, 2009, at 11:00 a.m., local time.

VOTING RIGHTS AND

PRINCIPAL HOLDERS OF VOTING SECURITIES

Only stockholders of record at the close of business on June 1, 2009 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or at any adjournments. As of that date, the Company had 18,607,686 shares of Common Stock issued, outstanding and entitled to vote held by 279holders of record. Shares cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy. Each share of Common Stock outstanding on the Record Date entitles the holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

If your shares are held in “street name,” your brokerage firm, under certain circumstances, may vote your shares for you if you do not return your proxy. Brokerage firms have authority under the rules of the New York Stock Exchange (“NYSE”) to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. The election of directors (Proposal 1) is considered a routine matter. However, NYSE rules prohibit brokers that have not received instructions from their customers who beneficially own shares from voting on non-routine matters, such as the approval and adoption of the Equity Plan (Proposal 2). You are encouraged to provide voting instructions to your brokerage firm by returning a completed proxy. This ensures your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive notice of this Proxy Statement.

The presence, in person or by proxy, of outstanding shares of Common Stock representing a majority of the total votes entitled to be cast is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

With respect to Proposal 1, the directors will be elected by the affirmative vote of a majority of the outstanding shares entitled to vote at the Annual Meeting. With respect to Proposal 2, adoption and approval of the Equity Plan requires approval by the affirmative vote of a majority of the outstanding shares entitled to vote at the Annual Meeting. In each case, abstentions shall be included in determining the number of shares present and entitled to vote on the proposals, thus having the effect of a vote against the proposals.

If there is not a quorum at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, shall only have the power to adjourn the Annual Meeting until such time as there is a quorum. The Annual Meeting may be reconvened without notice to the stockholders, other than an announcement at the prior adjournment of the Annual Meeting, within 120 days after the Record Date, and a quorum must be present at such reconvened Annual Meeting.

The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Time, on July 28, 2009. If you are a stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person. Stockholders that hold their shares in “street name” who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares.

If a proxy in the form enclosed is duly executed, dated and returned, and it has not been revoked in accordance with the instructions set forth therein, the shares of Common Stock represented thereby will be voted by Gary A. Shiffman and Karen J. Dearing, the Boards proxy agents for the Annual Meeting, in accordance with the specifications made thereon by the stockholder. If no such specifications are made, such proxy will be voted (i) FOR the election of the three (3) nominees for director to the Board; (ii) FOR the approval and adoption of the Equity Plan; and (iii) at the discretion of Gary A. Shiffman and Karen J. Dearing with respect to such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Information concerning principal holders of Common Stock is discussed under “Security Ownership of Certain Beneficial Owners and Management.”

INCORPORATION BY REFERENCE

To the extent this Proxy Statement will be specifically incorporated by reference into any filing by Origen under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the sections of this Proxy Statement entitled “Report of the Audit Committee” and “Compensation Committee Report” shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT

As permitted by Securities and Exchange Commission (the “SEC”) rules, the Company is making this proxy statement and its 2008 annual report, which contains, among other things, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 13, 2009, as amended by Form 10-K/A, as filed with the SEC on March 30, 2009 (collectively, the “2008 Annual Report”), available to stockholders electronically via the Internet at www.proxyvote.com.

On or about June 19, 2009, we began mailing to our stockholders a notice containing instructions on how to access this proxy statement and 2008 Annual Report and how to vote your shares via the internet or by telephone. You will not receive a printed copy of the proxy materials or 2008 Annual Report unless you request it by following the instructions for requesting such materials contained on the notice (repeated in the section entitled “Proxies and Solicitations” above).

STOCKHOLDER PROPOSALS

Any and all stockholder proposals for inclusion in the proxy materials for the Company’s next Annual Meeting of Stockholders must comply with the rules and regulations promulgated under the Exchange Act, and must be received by the Company, at its offices at 27777 Franklin Road, Suite 200, Southfield, Michigan 48034, not earlier than March 31, 2010, and not later than 5:00 p.m., Eastern Time, on April 30, 2010. Such proposals should be addressed to the Company’s Secretary. See “Board of Directors and Corporate Governance – Consideration of Director Nominees.”

The Company’s First Amended and Restated Bylaws (the “Bylaws”) also contain certain provisions which affect stockholder proposals. The Bylaws provide that: (i) with respect to an annual meeting of stockholders, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made only (a) pursuant to the Company’s notice of the meeting, (b) by or at the direction of the Board of Directors, or (c) by any stockholder of the Company who was a stockholder of record at the time of giving of notice provided for in the Bylaws and at the time of the annual meeting, is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws; and (ii) with respect to special meetings of stockholders, only the business specified in the Company’s notice of meeting may be brought before the meeting of stockholders, and nominations of persons for election to the Board of Directors may be made (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any stockholder of the Corporation who is a stockholder of record both at the time of giving of notice provided for in the, is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors and Committees

Pursuant to the terms of the Company’s articles of incorporation, as amended, the Board is divided into three classes. The class up for election at the Annual Meeting will hold office for a term expiring at the annual meeting of stockholders to be held in 2012. A second class will hold office for a term expiring at the annual meeting of stockholders to be held in 2010 and a third class will hold office for a term expiring at the annual meeting of stockholders to be held in 2011. Each director will hold office for the term to which he is elected and until his successor is duly elected and qualified. Ted J. Simon, Paul D. Lapides and Robert H. Naftaly have terms expiring at the Annual Meeting and are nominees for the class to hold office for a term expiring at the annual meeting of stockholders to be held in 2012. Ronald L. Piasecki and Gary A. Shiffman have terms expiring at the annual meeting of stockholders to be held in 2011 and Clunet R. Lewis. Arthur A. Weiss and Stephanie W. Bergeron have terms expiring at the annual meeting of stockholders to be held in 2010. At each annual meeting of the stockholders of the Company, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

The Board meets quarterly, or more often as necessary. The Board met seven (7) times during 2008 and took various actions pursuant to resolutions adopted by unanimous written consent. All directors attended at least 75% of the meetings of the Board and each committee on which they served. All directors attended the annual meeting of stockholders held on July 18, 2008.

Several important functions of the Board may be performed by committees that are comprised of members of the Board. The Bylaws authorize the formation of these committees and grant the Board the authority to prescribe the functions of each committee and the standards for membership of each committee. In addition, the Board appoints the members of each committee. The Board has four (4) standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee (the “NCG Committee”), and an Executive Committee. You may find copies of the charters of the Audit Committee, the Compensation Committee and the NCG Committee under the “Investor Relations-Officers and Directors” section of the Company’s website at www.suncommunities.com. You may also find a copy of the Company’s corporate governance guidelines and its code of business ethics under the “Investor Relations-Officers and Directors” section of the Company’s website at www.suncommunities.com. All of the committee charters, our corporate governance guidelines and the Company’s code of business ethics are available in print to any stockholder who requests them.

The Audit Committee operates pursuant to a third amended and restated charter that was approved by the Board in December 2007. It is available under the “Investor Relations-Officers and Directors” section of the Company’s website at www.suncommunities.com. The Audit Committee, among other functions, (i) has the sole authority to appoint, retain, terminate and determine the compensation of the Company’s independent accountants, (ii) reviews with the Company’s independent accountants the scope and results of the audit engagement, (iii) approves professional services provided by the Company’s independent accountants, (iv) reviews the independence of the Company’s independent accountants, and (v) directs and controls the Company’s internal audit functions. The current members of the Audit Committee are Messrs. Naftaly and Lewis (Chairman) and Ms. Stephanie W. Bergeron, all of whom are “independent” as that term is defined in the rules of the SEC and applicable rules of NYSE. The Audit Committee held six (6) formal meetings and several informal meetings during the fiscal year ended December 31, 2008. The Board has determined that each member of the Audit Committee is an “audit committee financial expert,” as defined by SEC rules. See “Report of the Audit Committee.”

The Compensation Committee operates pursuant to a charter that was approved by the Board in March 2004. A copy of the Compensation Committee Charter is available under the “Investor Relations-Officers and Directors” section of our website at www.suncommunities.com. The Compensation Committee, among other functions, (i) reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and such other executive officers as may be designated by the Chief Executive Officer, evaluates the performance of such officers in light of such goals and objectives, and determines and approves the compensation of such officers based on these evaluations, (ii) approves the compensation of the Company’s other executive officers, (iii) recommends to the Board for approval the compensation of the non-employee directors and (iv) oversees the Company’s incentive-compensation plans and equity-based plans. The current members of the Compensation Committee are Messrs. Naftaly (Chairman), Lewis and Lapides, all of whom are independent directors under the NYSE rules. Prior to May 1, 2009, the members of the Compensation Committee were Messrs. Simon (Chairman), Lewis and Piasecki. During the fiscal year ended December 31, 2008, the Compensation Committee held five (5) formal meetings and took various actions pursuant to resolutions adopted by unanimous written consent. See “Report of the Compensation Committee on Executive Compensation.”

The NCG Committee operates pursuant to a charter that was approved by the Board in March 2004. A copy of the NCG Committee Charter is available under the “Investor Relations-Officers and Directors” section of the Company’s website at www.suncommunities.com. The NCG Committee, among other functions, is responsible for (i) identifying individuals qualified to become Board members, consistent with criteria approved by the Board, (ii) recommending that the Board select the committee-recommended nominees for election at each annual meeting of stockholders, (iii) developing and recommending to the Board a set of corporate governance guidelines applicable to the Company, and (iv) periodically reviewing such guidelines and recommending any changes, and overseeing the evaluation of the Board. The current members of the NCG Committee are Messrs. Simon (Chairman), Lewis and Piasecki, all of whom are independent under the NYSE rules. Prior to May 1, 2009, the members of the Compensation Committee were Messrs. Piasecki (Chairman), Lewis and Simon. The NCG Committee held one (1) formal meeting during the fiscal year ended December 31, 2008.

The Executive Committee was established to generally manage the day-to-day business and affairs of the Company between regular Board meetings. In no event may the Executive Committee, without the prior approval of the Board acting as a whole: (i) recommend to the stockholders an amendment to the Company’s Charter; (ii) amend the Bylaws; (iii) adopt an agreement of merger or consolidation; (iv) recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company’s property and assets; (v) recommend to the stockholders a dissolution of the Company or a revocation of a dissolution; (vi) fill vacancies on the Board; (vii) fix compensation of the directors for serving on the Board or on a committee of the Board; (viii) declare dividends or authorize the issuance of the Company’s stock; (ix) approve or take any action with respect to any related party transaction involving the Company; or (x) take any other action which is forbidden by the Bylaws. All actions taken by the Executive Committee must be promptly reported to the Board as a whole and are subject to ratification, revision and alteration by the Board, except that no rights of third persons created in reliance on authorized acts of the Executive Committee can be affected by any such revision or alteration. The current members of the Executive Committee are Messrs. Shiffman and Simon. The Executive Committee did not hold any formal meetings during the fiscal year ended December 31, 2008 but took various actions pursuant to resolutions adopted by unanimous written consent.

A Special Litigation Committee was established in April 2006, to oversee and monitor the ongoing civil litigation between the SEC and the Company’s Chief Executive Officer and two other employees of the Company arising out of the SEC’s inquiry into the accounting for the SunChamp transactions reflected in the Company’s 2000, 2001 and 2002 financial statements and the indemnification obligations of the Company with respect to such litigation. The Special Litigation Committee was disbanded in September 2008.

Communications with the Board

If you wish to communicate with any of the directors of the Board or the Board as a group, you may do so by writing to them at [Name(s) of Director(s)/Board of Directors of Sun Communities, Inc.], c/o Compliance Officer, Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, MI 48034.

If you wish to contact the Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to Chairman of the Audit Committee of Sun Communities, Inc., c/o Compliance Officer, Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, MI 48034. You are welcome to make any such report anonymously but the Company prefers that you identify yourself so that the Company may contact you for additional information if necessary or appropriate.

If you wish to communicate with our non-management directors as a group, you may do so by writing to Non-Management Directors of Sun Communities, Inc., c/o Compliance Officer, Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, MI 48034.

The Company recommends that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Compliance Offer will be forwarded by the Compliance Officer promptly to the addressee(s).

Independence of Non-Employee Directors

The NYSE rules require that a majority of the Board consist of members who are independent. There are different measures of director independence – independence under NYSE rules, under Section 16 of the Exchange Act and under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Board has reviewed information about each of the Company’s non-employee directors and determined that Messrs. Lapides, Lewis, Naftaly, Piasecki and Simon and Ms. Bergeron are independent directors. The independent directors meet on a regular basis in executive sessions without management participation. In 2008, the executive sessions occurred after some of the regularly scheduled meetings of the entire Board and may occur at such other times as the independent directors deem appropriate or necessary. Although the Company has not designated a lead director, typically the Chairman of the Audit Committee presides at the executive sessions of the independent directors.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has been or will be one of the Company’s officers or employees. The Company does not have any interlocking relationships between its executive officers and the Compensation Committee and the executive officers and compensation committees of any other entities, nor has any such interlocking relationship existed in the past.

Consideration of Director Nominees

Board Membership Criteria

The Board of Directors has established criteria for Board membership. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:

•	The candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;
•	The candidate must be highly accomplished in his or her field, with superior credentials and recognition;
•	The candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;
•	The candidate must have sufficient time and availability to devote to the Company’s affairs, particularly in light of the number of boards on which the nominee may serve; and
•

The candidate’s principal business or occupation must not be such as to place the candidate in competition with the Company or conflict with the discharge of a director’s responsibilities to the Company or its stockholders.

In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the full Board for nomination, or present director candidates to the full Board for consideration, to help ensure that:

•	A majority of the Board of Directors shall be “independent” as defined by the NYSE rules;
•	Each of its Audit, Compensation and NCG Committees shall be comprised entirely of independent directors; and
•	At least one member of the Audit Committee shall have such experience, education and qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Consideration of Stockholder Nominated Directors

The NCG Committee’s current policy is to review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by the NCG Committee. All stockholder recommendations for director candidates must be submitted in writing to the Company’s Secretary at Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, MI 48034, who will forward all recommendations to the NCG Committee. The Company did not receive any stockholder recommendations for director candidates for election at the Annual Meeting. All stockholder recommendations for director candidates for election at the 2010 annual meeting of stockholders must be submitted to the Company’s Secretary not earlier than March 31, 2010, and not later than 5:00 p.m., Eastern Time, on April 30, 2010,and must include the following information:

•

All information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•

The class, series and number of all shares of beneficial interest or other securities of the Company, or any affiliate of the Company (collectively, the “Company Securities”), which are owned by such stockholder or such nominee, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest in any Company Securities of any such person;

•	The nominee holder for, and number of any Company Securities owned beneficially but not of record by such stockholder or such nominee;
•

Whether and the extent to which such stockholder or such nominee directly or indirectly is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding, the effect or intent of which is to (i) manage risk or benefit of changes in the price of Company Securities or (ii) to increase or decrease the voting power of such stockholder or such nominee in the Company or any affiliate thereof disproportionately to such person’s economic interest therein;

•	The stockholder’s name and address, and the current name, business address, if different, of each proposed nominee;
•

The investment strategy or objective, if any, of such stockholder and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and any proposed nominee; and

•

A description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder giving the notice and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand.

Identifying and Evaluating Nominees

The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, executive officers, third-party search firms or any other source it deems appropriate. The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a stockholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. When nominating a sitting director for re-election, the NCG Committee will consider the director’s performance on the Board and the director’s qualifications in respect to the criteria set forth above. Other than circumstances in which the Company’s legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

ELECTION OF DIRECTORS

(Proposal 1)

The first matter to be considered at the Annual Meeting will be the election of three (3) directors. Following the recommendation of the NCG Committee, the Board of Directors has nominated Messrs. Simon, Lapides and Naftaly to serve as directors. Each director elected at the Annual Meeting will serve for a term commencing on the date of the Annual Meeting and continuing until the Annual Meeting of Stockholders to be held in 2012or until his successor is duly elected and qualified. In the absence of directions to the contrary, proxies will be voted in favor of the election of the three (3) nominees listed below.

If any of the nominees named below are unavailable to serve for any reason, then a valid proxy may be voted for the election of such other persons as the person or persons voting the proxy may deem advisable in accordance with their best judgment. Management has no present knowledge that any of the persons named will be unavailable to serve. In any event, a proxy may be voted for only the three (3) nominees named in this Proxy Statement or their substitutes.

Vote Required

The directors will be elected by the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on this proposal. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. In the absence of your voting instructions, your bank, broker or other nominee may vote your shares in its discretion.

Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED BELOW. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

The following list identifies each incumbent director and nominee for election to the Board at the Annual Meeting and describes each person’s principal occupation for the past five years. Each of the directors has served continuously from the date of his election to the present time.

Name	Age	Office
Gary A. Shiffman	54	Chairman, Chief Executive Officer, President and Director
Paul D. Lapides	54	Director (Nominee)
Clunet R. Lewis	62	Director
Robert H. Naftaly	71	Director (Nominee)
Ronald L. Piasecki	70	Director
Ted J. Simon	78	Director (Nominee)
Arthur A. Weiss	60	Director
Stephanie W. Bergeron	55	Director

Gary A. Shiffman is the Chairman and Chief Executive Officer, and has been an executive officer of Sun since its inception. He has been actively involved in the management, acquisition, construction and development of manufactured housing communities and has developed an extensive network of industry relationships over the past twenty years. He has overseen the land acquisition, rezoning, development and marketing of numerous manufactured home expansion projects. Mr. Shiffman is also an executive officer and a director of Sun Home Services, Inc. (“Sun Home Services”) and all other corporate subsidiaries of the Company. Mr. Shiffman is also a director of Origen Financial, Inc (Other OTC: ORGN.PK).

Paul D. Lapides has been a director since December 1993. Mr. Lapides is Director of the Corporate Governance Center in the Michael J. Coles College of Business at Kennesaw State University, where he is an assistant professor of management and entrepreneurship. A certified public accountant, Mr. Lapides is the author or co-author of more than 100 articles and twelve books on real estate, management and directors’ responsibilities. Mr. Lapides is a director of EasyLink Services International Corporation (NASDAQ: ESIC) and a member of the Advisory Board of the National Association of Corporate Directors and served on the NACD’s Blue Ribbon Commission on Audit Committees (1999). His real estate experience includes managing a $3 billion national portfolio of income-producing real estate consisting of 42,000 multi-family units and 16 million square feet of commercial space.

Clunet R. Lewis has been a director since December 1993. From 1995 until 2000, Mr. Lewis served in various positions with Eltrax Systems, Inc., a Nasdaq National Market System company, including Secretary, General Counsel, member of the Board of Directors and Chief Financial Officer. From 1989 until 1994, Mr. Lewis served as Secretary and General Counsel of Military Communications Center, Inc., a privately held company that provided retail telecommunications services to members of the United States Armed Services. From 1990 through 1991, Mr. Lewis was Managing Director of MCC Communications, Inc., a privately held company that provided international telecommunications services to members of the United States Armed Services serving in the Persian Gulf area during the Gulf War. Prior to 1993, Mr. Lewis was a stockholder at the law firm of Jaffe, Raitt, Heuer, & Weiss, Professional Corporation (“JRH&W”).

Robert H. Naftaly has been a director since October 2006. Mr. Naftaly is retired as President and Chief Executive Officer of PPOM, an independent operating subsidiary of Blue Cross Blue Shield of Michigan (“BCBSM”) and as Executive Vice President and Chief Operating Officer of BCBSM. Previously, Mr. Naftaly served as Vice President and General Auditor of Detroit Edison Company and was the Director of the Department of Management and Budget for the State of Michigan. He was a managing partner and founder of Geller, Naftaly, Herbach & Shapiro, a certified public accounting firm. In addition, Mr. Naftaly serves as a director of Meadowbrook Insurance Group, Inc. (NYSE:MIG) since 2002 where he is currently the Chairman of the Compensation Committee and a member of the Audit Committee, the Finance Committee and the Governance and Nominating Committee. Mr. Naftaly is a director of Walsh College, a premier non-profit institution that offers business and technology degrees and programs.

Ronald L. Piasecki has been a director since May 1996, upon completion of the Company’s acquisition of twenty-five manufactured housing communities (the “Aspen Properties”) owned by affiliates of Aspen Enterprises, Ltd. (“Aspen”). Mr. Piasecki was a director of Aspen, which he co-founded in 1973. Prior to the Company’s acquisition of the Aspen Properties, Aspen was one of the largest privately-held developers and owners of manufactured housing communities in the U.S. In addition, Mr. Piasecki is a director of Advanced Equities Financial Corporation a financial services firm engaged in retail and institutional securities brokerage, venture capital investment banking and financial advisory services.

Ted J. Simon has been a director since December 1993. Since February 1999, Mr. Simon has been affiliated with Grand Sakwa Management LLC, a real estate development company located in Farmington Hills, Michigan. From 1981 until January 1999, Mr. Simon was the Vice President-Real Estate (Midwest Group) of The Great Atlantic & Pacific Tea Company, Inc. and Mr. Simon was a Vice President-Real Estate and a director of Borman’s Inc., a wholly owned subsidiary of The Great Atlantic & Pacific Tea Company, Inc. Mr. Simon is also a director of Clarkston State Bank, a wholly-owned subsidiary of Clarkston Financial Corporation (OTCBB: CKFC.OB).

Arthur A. Weiss has been a director since October 1996. Since 1976, Mr. Weiss has practiced law with the law firm of JRH&W, which represents the Company in various matters. Mr. Weiss is currently Chairman of the Board of Directors and a shareholder of JRH&W. Mr. Weiss is a director of several closely-held companies in the real estate industry. Mr. Weiss is also a director and officer of a number of closely held public and private nonprofit corporations, which include the Jewish Federation of Metropolitan Detroit and the Detroit Symphony Orchestra, where he is on the executive committee, vice-president and a board member.

Stephanie W. Bergeron has been a director since May 2007. Ms. Bergeron also serves as the President and Chief Executive Officer of Walsh College. Additionally, Ms. Bergeron serves as President and Chief Executive Officer of Bluepoint Partners, LLC, a firm providing financial consulting services. From December 1998 to December 2003, Ms. Bergeron served as Vice President and Treasurer and then Senior Vice President-Corporate Financial Operations of The Goodyear Tire & Rubber Company (“Goodyear”). Prior to joining Goodyear, Ms. Bergeron was a Vice President and Assistant Treasurer of DaimlerChrysler Corporation.

To the best of the Company’s knowledge, there are no material proceedings to which any nominee is a party, or has a material interest, adverse to the Company. To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any nominee during the past five years.

Director Compensation Tables

Directors of the Company who are also employees receive no additional compensation for their services as directors. During 2008, the Company paid directors that are not employees of the Company the following annual fees:

	Chairman	Member
Annual Retainer	$—	$50,000
Compensation Committee	$10,000	$5,000
Audit Committee	$32,500	$30,000
NCG Committee	$10,000	$5,000
Special Litigation Committee	$52,877	$—

Although Arthur A. Weiss earned director’s fees of $50,000 for services during the fiscal year ended December 31, 2008, he declined such fees (See “Certain Relationships and Related Transactions, and Director Independence-Legal Counsel”).

The following tables provide compensation information for each member of the Board for the year ended on December 31, 2008:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Paul D. Lapides	$50,000	$2,728	$52,728
Clunet R. Lewis	$145,377	$2,728	$148,105
Robert H. Naftaly	$80,000	$1,573	$81,573
Ronald L. Piasecki	$65,000	$2,728	$67,728
Ted J. Simon	$65,000	$2,728	$67,728
Arthur A. Weiss	$—	$2,728	$2,728
Stephanie W. Bergeron	$80,000	$1,573	$81,573

(1)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted to each of the directors in 2008 and in prior years, in accordance with FASB Statement 123(R), Share-Based Payment (“SFAS 123(R)”). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the directors.

Name	July 2008 Option Award 1,500 shares each(1)	Aggregate number of options outstanding as of December 31, 2008
Paul D. Lapides	$1,755	14,000
Clunet R. Lewis	$1,755	10,500
Robert H. Naftaly	$1,755	3,000
Ronald L. Piasecki	$1,755	10,000
Ted J. Simon	$1,755	14,000
Arthur A. Weiss	$1,755	14,000
Stephanie W. Bergeron	$1,755	3,000

(1)

These columns represent the grant date fair value of the stock option awards as determined in accordance with SFAS 123(R). For additional information on the valuation assumptions with respect to these grants, refer to note 6 of the Company’s financial statements in the 2008 Annual Report.

APPROVAL OF PROPOSAL TO ADOPT EQUITY INCENTIVE PLAN

(Proposal 2)

The final matter to be considered at the Annual Meeting will be to approve the Company’s Equity Plan. Subject to stockholder approval, the Board approved the Equity Plan on June 5, 2009. The Equity Plan is intended to replace the Sun Communities, Inc. Stock Option Plan, adopted in 1993, amended and restated in 1996 and 2000. If the stockholders approve the Equity Plan, it will become effective on the day of the Annual Meeting.

The Company operates in a competitive market and its success depends in large part on its ability to attract, retain and reward talented and competent employees. To be able to do so, the Company must offer competitive compensation.

By approving the Equity Plan, the stockholders will be approving, among other things:

•	The general eligibility requirements for participation in the Equity Plan;
•	the types of stock-based awards that may be granted under the Equity Plan; and
•	the maximum number of shares for which stock-based awards may be granted under the Equity Plan.

The Board believes that the Equity Plan will serve a critical role in attracting and motivating valuable employees that will be essential to the future success of the Company. Capitalized terms used but not defined in this summary have the meanings set forth in the Equity Plan.

Summary of the Equity Plan

The following summary of the Equity Plan is qualified in its entirety by the specific language of the Equity Plan, which appears as Exhibit A. You may also request a copy of the Equity Plan by writing to Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, Michigan 48034, Attention to the Company’s Secretary. The text of the Equity Plan is also available on our website at www.suncommunities.com.

General. The purpose of the Equity Plan is to provide certain key employees of the Company with an additional incentive to promote the Company’s financial success and to provide an incentive which the Company may use to induce able persons to enter into or remain in the employment of the Company or a subsidiary of the Company by providing such persons an opportunity to acquire or increase his or her direct proprietary interest in the operations and future of the Company.

Administration. The Administrator of the Equity Plan shall be a committee of three or more directors of the Company with authority to act as provided in Rule 16b-3 promulgated by the SEC under Section 16 of the Exchange Act, as currently in effect and as it may be amended from time to time, and any successor rule (“Rule 16-b”), and shall be elected or appointed by the Board of the Directors. Subject to other terms and conditions of the Equity Plan, the Administrator has the full and final authority to, among other things,: (i) designate Participants in the Equity Plan; (ii) determine the options and/or stock-based rights granted to Participants; (iii) determine the maximum number of shares of Common Stock subject to any Award; and (iv) establish the terms and conditions of each Award.

Shares Issuable. The maximum number of shares of Common Stock that may be issued under the Equity Plan through Awards is Nine Hundred Fifty Thousand (950,000) shares. The aggregate number of shares to be issued under the Equity Plan, will be adjusted in accordance with the terms of the Equity Plan, in connection with a recapitalization or sale or merger.

Participation. Participants in the Equity Plan shall be officers who are employees of the Company or a subsidiary of the Company and other employees of the Company or a subsidiary, as the Administrator, in its sole discretion, may designate from time to time to receive an Award (as defined in the Equity Plan). In addition, the Administrator may grant Awards under the Equity Plan to non-employees who, in the judgment of the Administrator, render significant services to the Company or a subsidiary, on such terms and conditions as the Administrator deems appropriate and consistent with the intent of the Equity Plan.

Incentive Stock Options, Non-qualified Stock Options or Performance-Based Options. Under the Equity Plan, the Administrator may grant incentive stock options, non-qualified stock options or performance based options. The exercise price per share of Common Stock of each option awarded (the “Exercise Price”) may never be less than the Fair Market Value of such shares on the date the Administrator grants an Award, provided, however, that in the case of an incentive option granted to a Participant who at the time of the grant owns (as defined in Section 424(d) of the Code) stock in the Company or a subsidiary of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of any such entity (a “10% Stockholder”), the exercise price must be at least one hundred and ten percent (110%) of the Fair Market Value of Common Stock. No Participant may be granted Incentive Stock Options under the Plan (or any other plans of the Company) which would result in stock with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable in any one calendar year, or which would entitle such Participant to purchase a number of shares greater than the maximum number permitted by Section 422 of the Code as in effect on the Date of Grant.

Stock Appreciation Rights. Each Stock Appreciation Right will entitle the holder to receive, upon exercise, a payment from the Company of an amount equal to the Incremental Value of the Stock Appreciation Rights. The Incremental Value of a single share of Common Stock is an amount equal to the remainder derived from subtracting (i) the Exercise Price for the right established in the Award Agreement from (ii) the Fair Market Value of a share of Common Stock on the date of exercise. The terms of any Stock Appreciation Right granted under the Equity Plan, including the Exercise Price which may never be less than the Fair Market Value of the underlying share of Common Stock on the Date of Grant, will be set forth in an Award Agreement. Notwithstanding any other provision of the Equity Plan, any Stock Appreciation Right awarded to an individual who is then subject to Section 16 of the Exchange Act must comply with the exemption requirements of Rule 16b-3.

Duration. Options and Stock Appreciation Rights shall terminate after the first to occur of the following events: (i) Expiration Date of the Award as provided in the Award Agreement; or (ii) Termination of the Award as provided in Section 8.02 of the Plan; or (iii) in the case of an Incentive Stock Option, the tenth (10th) anniversary of the Date of Grant, unless the Participant is a 10% Stockholder in which case on the fifth (5th) anniversary of the Date of Grant; or (iv) solely in the case of tandem Stock Appreciation Rights, upon the Expiration Date of the related Option.

Restricted Share Rights. The Administrator may grant to any Participant an Award of a Restricted Share Right entitling such person to receive shares of Common Stock (“Restricted Stock”) in such quantity, and on such terms, conditions and restrictions (whether based on performance standards, periods of service or otherwise) as the Administrator shall determine on or prior to the Date of Grant of such Award. The Administrator shall establish a period of time during which the holder of the Restricted Share Right will not be permitted to sell, assign, transfer, pledge or otherwise encumber or dispose of any shares of Restricted Stock.

Transfer Restrictions. Generally, a Participant’s rights and interest under the Equity Plan may not be assigned or transferred other than by will or the laws of descent and distribution. Notwithstanding the foregoing, or any other provision of this Plan, a Participant who holds Non-Qualified Stock Options may transfer such Options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals.

Amendment. The Board shall have complete power and authority to amend the Equity Plan at any time and to add any other stock based Award or other incentive compensation programs to the Equity Plan as it deems necessary or appropriate and no approval by the stockholders of the Company or by any other person, committee or entity of any kind shall be required to make any amendment; provided, however, that the Board shall not, without the requisite affirmative approval of stockholders of the Company, (i) make any amendment which requires stockholder approval under any applicable law, including Rule 16b-3 or the Code or applicable NYSE rules; or (ii) which, unless approved by the requisite approval of stockholders of the Company, would cause, result in or give rise to “applicable employee remuneration” within the meaning of Section 162(m) of the Code with respect to any Performance-Based Option. No termination or amendment of the Equity Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted under the Equity Plan, adversely affect the right of such individual under such Award.

Termination. The Board shall have the right and the power to terminate the Equity Plan at any time. If not earlier terminated, the Equity Plan shall terminate when all shares authorized under the Equity Plan have been issued. No Award shall be granted under the Equity Plan after the termination of the Equity Plan, but the termination of the Equity Plan shall not have any other effect and any Award outstanding at the time of the termination of the Equity Plan may be exercised after termination of the Equity Plan at any time prior to the Expiration Date of such Award to the same extent such Award would have been exercisable if the Equity Plan had not been terminated.

Vote Required

Adoption and approval of the Equity Plan requires approval by the affirmative vote of a majority of the outstanding shares entitled to vote at the Annual Meeting. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. In the absence of your voting instructions, your bank, broker or other nominee may NOT vote your shares in its discretion.

Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THIS PROPOSAL UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

OTHER MATTERS

As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

MANAGEMENT AND EXECUTIVE COMPENSATION

Executive Officers

The persons listed below are the executive officers of the Company who served during the last completed fiscal year. Each is appointed by, and serves at the pleasure of, the Board.

Name	Age	Office
Gary A. Shiffman	54	Chairman, Chief Executive Officer, and President
Karen J. Dearing	44	Executive Vice President, Treasurer, Chief Financial Officer and Secretary
John B. McLaren	38	Executive Vice President and Chief Operating Officer
Jonathan M. Colman	53	Executive Vice President
Jeffrey P. Jorissen	64	Former Executive Vice President, Treasurer, Chief Financial Officer and Secretary
Brian W. Fannon	60	Former Executive Vice President and Chief Operating Officer and President

Background information for Gary A. Shiffman is provided above. Background information for the other five current and former executive officers is set forth below.

Karen J. Dearing joined the Company in October 1998 as the Director of Finance where she worked extensively with accounting and finance matters related to the Company’s ground up developments and expansions. Ms. Dearing became the Company’s Corporate Controller in 2002, a Senior Vice President in 2006, and Executive Vice President and Chief Financial Officer in February 2008. She was responsible for the overall management of the Company’s accounting and finance departments and all internal and external financial reporting. Prior to working for the Company, Ms. Dearing had eight years of experience as the Financial Controller of a privately-owned automotive supplier specializing in critical automotive fasteners and five years experience as a Certified Public Accountant with Deloitte & Touche.

John B. McLaren brings thirteen years of manufactured housing industry experience, more than five of which were served in various roles at the Company. Prior to his appointment as Executive Vice President and Chief Operating Officer in February 2008, Mr. McLaren served, since August 2005, as Senior Vice President of Sun Homes Services with overall responsibility for homes sales and leasing. Prior to that, Mr. McLaren was a Regional Vice President for Apartment Investment & Management Company (“AIMCO”), a Real Estate Investment Trust engaged in leasing apartments. Prior to AIMCO, Mr. McLaren spent approximately three years as Vice President of Leasing & Service for Sun Home Services with responsibility for developing and leading the Company’s rental home program.

Jonathan M. Colman joined the Company in 1994 as Vice President-Acquisitions and became a Senior Vice President in 1995 and an Executive Vice President in March 2003. A certified public accountant, Mr. Colman has over twenty years of experience in the manufactured housing community industry. He has been involved in the acquisition, financing and management of over 75 manufactured housing communities for two of the 10 largest manufactured housing community owners, including Uniprop, Inc. during its syndication of over $90 million in public limited partnerships in the late 1980s. Mr. Colman is also a Vice President of all corporate subsidiaries of the Company.

Effective February 5, 2008, as part of a management realignment and pursuant to mutual agreement between the Company and each of the respective individuals involved (i) Gary A. Shiffman relinquished the title of President of the Company, but remained as Chairman of the Board and Chief Executive Officer, (ii) Brian W. Fannon relinquished the titles of Chief Operating Officer and Executive Vice President of the Company, but was appointed President of the Company; and (iii) Jeffrey P. Jorissen relinquished the titles of Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company, but remained with the Company as an advisor to senior management. Effective July 31, 2008, Mr. Fannon retired and resigned from the office of President of the Company and Gary A. Shiffman was appointed President. Biographical information for Messrs. Jorissen and Fannon is set forth below.

Jeffrey P. Jorissen had been Chief Financial Officer, Secretary and Treasurer since December 1993 and an Executive Vice President since March 2003. As a certified public accountant, he was with the international accounting firm of Coopers & Lybrand for sixteen years, including eight years as a partner. During his tenure at Coopers & Lybrand, Mr. Jorissen specialized in real estate and directed financial statement examinations of numerous public companies. Mr. Jorissen was also the Chief Financial Officer and Secretary of Sun Home Services and all other corporate subsidiaries of the Company. Mr. Jorissen now serves as an advisor to senior management.

Brian W. Fannon joined the Company in May 1994 as Senior Vice President-Operations and became Chief Operating Officer in 1995 and an Executive Vice President in March 2003. Prior to joining the Company, he worked for Lautrec, Ltd., then the largest manufactured housing community owner-operator in the United States, where he was responsible for operations comprising 25,000 sites and 300 employees, and Quality Homes, Inc., its sales and marketing division. He joined that organization in 1978 as a regional manager and became President in 1986. Mr. Fannon was appointed by Governor Milliken to the Michigan Mobile Home Commission in 1977, the year of its inception. Subsequent appointments by Governors Blanchard and Engler have enabled Mr. Fannon to serve on such commission, including serving as its chairman from 1986 to 1994. In 2002, Mr. Fannon was elected to the Board of Directors of the Manufactured Housing Institute and Mr. Fannon was elected to the RV/MH Hall of Fame in 2003. Mr. Fannon was also the Chief Executive Officer of Sun Home Services and a Vice President of all other corporate subsidiaries of the Company.

To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any executive officer during the past five years.

Compensation Discussion and Analysis

Compensation Committee Composition and Charter

The Compensation Committee assists the Board in fulfilling its responsibilities for determining the compensation offered to the Company’s executive officers. The Compensation Committee, among other functions:

•	consults with executive management in developing a compensation philosophy;
•	evaluates and approves compensation for the Company’s Chief Executive Officer and other executive officers; and
•	oversees and administers the Company’s cash and equity incentive plans.

The Compensation Committee has the authority to retain and terminate independent, third-party compensation consultants and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. Each member of the Compensation Committee is independent under NYSE rules. A copy of the Compensation Committee Charter is available under the “Investor Relations-Officers and Directors” section of the Company’s website at www.suncommunities.com.

Compensation Philosophy and Objectives

The goals and objectives of the Company’s executive compensation program are to attract and retain a skilled executive team to manage, lead and direct the Company’s personnel and capital to obtain the best possible economic results given the severely depressed cycle in the manufactured housing industry.

The executive compensation program supports the Company’s commitment to providing superior shareholder value. This program is designed to:

•	attract, retain and reward executives who have the motivation, experience and skills necessary to lead the Company effectively and encourage them to make career commitments to the Company;
•	base executive compensation levels on the overall financial and operational performance of the Company and the individual contribution of an executive officer to the success of the Company;
•	create a link between the performance of the Company’s stock and executive compensation; and
•	position executive compensation levels to be competitive with other similarly situated public companies including the real estate industry in general and manufactured housing REITs in particular.

Annual salary and bonuses are intended to be competitive in the marketplace to attract and retain executives. Stock options and restricted stock awards are intended to provide longer-term motivation which has the effect of linking stock price performance to executive compensation. Restricted stock is also intended to provide post-retirement financial security in lieu of other forms of more costly supplemental retirement programs. The Company has not implemented any policies related to stock ownership guidelines for its executive management or for members of the Company’s Board of Directors.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all decisions regarding the compensation of executive officers, including cash-based and equity-based incentive compensation programs. The Compensation Committee reviews the performance, and determines the bonus compensation, of the Chief Executive Officer. The Compensation Committee and the Chief Executive Officer annually review the performance of the other executive officers. The conclusions reached and recommendations based on the reviews of the other executive officers, including with respect to bonuses and annual award amounts, are presented by the Chief Executive Officer to the Compensation Committee, which can exercise its discretion in modifying any recommended bonuses or awards.

Compensation Components and Processes

In order to implement the Company’s executive compensation philosophy, the Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer. Final aggregate compensation determinations for each fiscal year are generally made after the end of the fiscal year, after financial statements for such year become available. At that time, the Compensation Committee determines bonuses, if any, for the past year’s performance, sets base salaries for those executive officers that are not bound by employment agreements for the following fiscal year and makes awards of equity-based compensation, if any. In addition, the Compensation Committee bases its decisions on the most recent publicly available compensation data for senior executive officers of comparable REITs, as well as various compensation studies and surveys, to ensure that compensation packages are in line with the Company’s peer group and the real estate industry in general. While comparative market data is a valuable tool to assist the Compensation Committee in setting reasonable and fair compensation for the Company’s executive officers, the stated philosophy of the Company’s executive compensation program is to recognize individual contributions to the performance of the Company and to create a link between the Company’s financial performance and executive compensation.

The key components of executive officer compensation are salary, bonuses, restricted stock awards and stock option grants. Salary is generally based on factors such as an individual officer’s level of responsibility, prior years’ compensation, comparison to compensation of other officers in the Company, and compensation provided at competitive companies and companies of similar size. Cash bonuses, restricted stock awards and stock option awards are intended to reward exceptional performance by the individual executive officer and the Company. Benchmarks for determining bonus levels include individual performance, Company performance against budget and growth in funds from operations (“FFO”), in each case as measured against targets established by the Compensation Committee. FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of depreciable operating property, plus real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure that management believes is a useful supplemental measure of the Company’s operating performance. Management generally considers FFO to be a useful measure for reviewing comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates and operating costs, providing perspective not readily apparent from net income. The Compensation Committee, in its sole discretion, may make adjustments to the NAREIT definition of FFO in determining FFO performance targets and achievement.

Stock options grants that were outstanding as of December 31, 2008 were awarded in 1998, 1999 and 2001. Stock option grants are valued on the date of grant. Stock option grants vest ratably over three years from the date of grant and expire on the tenth anniversary of the date of grant. As stock options can be fully exercised after three years, they represent a medium-term incentive, the value of which is directly aligned with the achievement of enhanced value for shareholders. Stock options are issued at the market price of the stock on the date of grant except that the options issued in 2001 were granted at 85% of the market price. This differential has been amortized as expense. All of the unexercised options issued to executives in prior years are currently “out of the money” due to the current market value of the Company’s stock. In addition, options to acquire 45,000 shares of common stock awarded to the named executives in 1998 expired unexercised in January of 2008.

Restricted stock awards that were outstanding as of December 31, 2008 were awarded in 1998, 2001, 2002, 2004 and 2008. Restricted stock awards generally begin to vest after three to four years from the date of grant and then vest over the following six to nine years. The Company’s executive officers (as well as the Company’s employees that receive restricted stock awards) receive dividends on the restricted stock awards that have been granted to date, including restricted stock awards that have not vested. The Company believes that restricted stock awards represent a long-term incentive to key executives to remain committed to the Company and its objectives. Restricted stock awards encourage the development of a longer term view and strategy for the growth and success of the Company’s business along with providing motivation for a long term commitment to the Company by its executives.

Employment Agreements

Gary A. Shiffman

In 2005, the Company entered into an employment agreement with Gary A. Shiffman pursuant to which Mr. Shiffman serves as Chief Executive Officer of the Company. Mr. Shiffman’s employment agreement is for an initial term ending December 31, 2011 and is automatically renewable for successive one year terms thereafter unless either party timely terminates the agreement. Pursuant to this employment agreement, Mr. Shiffman is paid an annual base salary of $545,000, which will be increased by an annual cost of living adjustment beginning with calendar year 2006. In addition to his base salary and in accordance with the terms of his employment agreement, Mr. Shiffman is entitled to annual incentive compensation of up to 75% of his then current base salary if he satisfies certain individual and Company performance criteria established from time to time by the Board and Mr. Shiffman is entitled to annual incentive compensation of up to 25% of his then current base salary in the sole discretion of the Compensation Committee. The non-competition clauses of Mr. Shiffman’s employment agreement preclude him from engaging, directly or indirectly: (i) in the real estate business or any ancillary business of the Company during the period he is employed by the Company; and (ii) in the manufactured housing community business or any ancillary business of the Company for a period of eighteen months following the period he is employed by the Company. However, Mr. Shiffman’s employment agreement does allow him to make passive investments relating to real estate in general or the housing industry in particular (other than in manufactured housing communities) during the period he is employed by the Company.

A copy of Mr. Shiffman’s employment agreement is attached as an exhibit to the Company’s periodic filings under the Exchange Act.

Karen J. Dearing

On February 5, 2008 (the “Effective Date”), the Company entered into an employment agreement with Karen J. Dearing pursuant to which Ms. Dearing serves as Executive Vice President, Treasurer, Chief Financial Officer and Secretary of the Company. Ms. Dearing’s employment agreement is for an initial term commencing on February 5, 2008 and ending on December 31, 2010. The employment agreement is automatically renewable for successive one year terms thereafter unless either party timely terminates the agreement. Pursuant to the employment agreement, Ms. Dearing is paid an annual base salary of $245,000 in the first year, $265,000 in the second year and $290,000 thereafter, subject to adjustments in accordance with the annual cost of living. In addition to her base salary and in accordance with the terms of her employment agreement, Ms. Dearing is eligible for annual incentive compensation of up to 50% of her base salary if certain annual individual and/or Company performance criteria, as established by the Compensation Committee in its sole discretion, are met and up to 50% of her base salary at the sole discretion of the Compensation Committee. In connection with the execution of the employment agreement, and pursuant to a restricted stock award agreement, the Company issued Ms. Dearing 10,000 restricted shares of the Company’s common stock. Thirty-five percent (35%) of the shares will vest on the fourth anniversary date of the Effective Date, thirty five percent (35%) on the fifth anniversary date, twenty percent (20%) on the sixth anniversary date, five percent (5%) on the seventh anniversary date and the remainder shall vest on the tenth anniversary of the Effective Date.

A copy of Ms. Dearing’s employment agreement is attached as an exhibit to the Company’s periodic filings under the Exchange Act.

John B. McLaren

On the Effective Date, the Company entered into an employment agreement with John B. McLaren pursuant to which Mr. McLaren serves as Executive Vice President and Chief Operating Officer of the Company. Mr. McLaren’s employment agreement is for an initial term commencing on February 5, 2008 and ending on December 31, 2010. The employment agreement is automatically renewable for successive one year terms thereafter unless either party timely terminates the agreement. Pursuant to the employment agreement, Mr. McLaren is paid an annual base salary of $265,000, which will be increased by an annual cost of living adjustment beginning with calendar year 2009. In addition to his base salary and in accordance with the terms of his employment agreement, Mr. McLaren is eligible for annual incentive compensation of up to 50% of his base salary if certain annual individual and/or Company performance criteria, as established by the Compensation Committee in its sole discretion, are met and up to 50% of his base salary at the sole discretion of the Compensation Committee. In connection with the execution of the employment agreement, and pursuant to a restricted stock award agreement, the Company issued Mr. McLaren 10,000 restricted shares of the Company’s common stock. Thirty-five percent (35%) of the shares will vest on the fourth anniversary date of the Effective Date, thirty five percent (35%) on the fifth anniversary date, twenty percent (20%) on the sixth anniversary date, five percent (5%) on the seventh anniversary date and the remainder shall vest on the tenth anniversary of the Effective Date.

A copy of Mr. McLaren’s employment agreement is attached as an exhibit to the Company’s periodic filings under the Exchange Act.

Jeffrey P. Jorissen

In 2005, the Company entered into an employment agreement with Jeffrey P. Jorissen pursuant to which Mr. Jorissen served as Chief Financial Officer of the Company. Mr. Jorissen’s employment agreement is for an initial term ending December 31, 2010 and is automatically renewable for successive one year terms thereafter unless either party timely terminates the agreement. Mr. Jorissen’s employment agreement was amended in 2008, in connection with the management realignment discussed above to reflect his new title and role with the Company. Pursuant to this employment agreement, Mr. Jorissen is paid an annual base salary of $314,325, which will be increased by an annual cost of living adjustment beginning with calendar year 2006. In addition to his base salary and in accordance with the terms of his employment agreement, Mr. Jorissen is entitled to annual incentive compensation of up to 75% of his then current base salary if he satisfies certain individual and Company performance criteria established from time to time by the Board and Mr. Jorissen is entitled to annual incentive compensation of up to 25% of his then current base salary in the sole discretion of the Compensation Committee. The non-competition clauses of Mr. Jorissen’s employment agreement preclude him from engaging, directly or indirectly, in the real estate business or any ancillary business of the Company during the period he is employed by the Company and for a period of eighteen months thereafter.

A copy of Mr. Jorissen’s employment agreement is attached as an exhibit to the Company’s periodic filings under the Exchange Act.

Brian W. Fannon

In 2005, the Company entered into an employment agreement with Brian W. Fannon pursuant to which Mr. Fannon served as Chief Operating Officer of the Company. In February 2008, Mr. Fannon agreed to step into the role of President, and to no longer serve as Chief Operating Officer, in connection with the management realignment discussed above. The Company entered into that certain Retirement from Employment and Release agreement with Brian W. Fannon dated July 10, 2008 and effective as of July 31, 2008, which made certain changes to Mr. Fannon’s existing employment agreement (the “Retirement Agreement”).

Under the Retirement Agreement, effective July 31, 2008, Mr. Fannon’s employment with the Company and/or any of its subsidiaries, including any service as a director or officer of such entities, was terminated in its entirety. Further, all of Mr. Fannon’s stock options and other stock based compensation awarded to Mr. Fannon that was outstanding as of July 10, 2008, became fully vested and immediately exercisable on that date. Under the Retirement Agreement, Mr. Fannon is entitled to receive compensation in an amount equal to one-twelfth (1/12) of the Base Salary (as defined in his existing employment agreement) on the first day of each month for the nine (9) months following his last day of employment, with the first payment beginning on August 1, 2008 and the last payment ending on April 1, 2009, subject to certain conditions.

The non-competition clauses of Mr. Fannon’s employment agreement precluded him from engaging, directly or indirectly, in the real estate business or any ancillary business of the Company during the period he is employed by the Company and for a period of between twelve and twenty-four months thereafter. Pursuant to the Retirement Agreement, Mr. Fannon’s obligation to refrain from engaging in the real estate business or any ancillary business of the Company shall end on April 30, 2009.

A copy of Mr. Fannon’s employment agreement and Retirement Agreement is attached as an exhibit to the Company’s periodic filings under the Exchange Act.

2008 Compensation

The base salaries for the current and former named executive officers for the year ended December 31, 2008, were paid in accordance with existing employment agreements or arrangements with the Company.

In addition to their base salaries, the current and former named executive officers earned, in the aggregate, bonuses of $534,343 for the year ended December 31, 2008. Although bonuses were earned for the year ended December 31, 2008, such bonuses were not paid until March of 2009. Each named executive officer or former executive officer is entitled, under the terms of their employment agreements with the Company (in the case of Messrs. Shiffman and Jorissen), to receive a bonus of up to 75% of his base salary, in the sole discretion of the Compensation Committee, if certain annual individual and Company performance criteria, as established by the Compensation Committee, are met and up to 25% of his base salary at the sole discretion of the Compensation Committee. In the case of Mr. McLaren and Ms. Dearing, each named executive officer is entitled, under the terms of their employment agreements with the Company, to receive a bonus of up to 50% of his or her base salary, subject to the discretion of the Compensation Committee, if certain annual individual and/or Company performance criteria, as established by the Compensation Committee, are met and up to 50% of his or her base salary at the sole discretion of the Compensation Committee. In the case of Mr. Colman, who does not have an employment agreement with the Company, an annual bonus may be awarded up to 50% of his base salary if certain annual individual and Company performance criteria are met, as established by the Chief Executive Officer and approved by the Compensation Committee, and up to 50% of his base salary at the sole discretion of the Compensation Committee.

After review of the individual performance of each executive and former executive officer in relation to the agreed upon individual and Company performance objectives , the achievement of Adjusted FFO(1) growth of 2.9 percent in relation to the agreed to FFO growth objective of three to five percent, the performance of the Company in relation to budgeted revenue producing site and net operating income targets and the overall performance of the Company during the year and in relation to the manufactured housing industry in general, the Compensation Committee determined that certain individual and/or Company performance objectives were met and that the efforts of the current and former named executive officers were substantial in relation to the achievement of the Company results. Based on such analysis, the Compensation Committee awarded the following bonuses:

	Percentage of Base Salary Awarded for Achievement of Individual and/or Corporate Performance Objectives	Discretionary Percentage of Base Salary Awarded	Bonus
Gary A. Shiffman	25.00%	15.00%	$239,260
Karen J. Dearing	25.00%	10.00%	$85,750
John B. McLaren	4.50%	25.00%	$78,175
Jonathan M. Colman	25.00%	0.00%	$44,888
Jeffrey P. Jorissen	25.00%	0.00%	$86,250

(1)

Adjusted FFO was determined by excluding the effect of certain equity losses and impairment charges related to the Company’s investment in Origen Financial, Inc., impairment charges related to certain real estate assets and certain other non-recurring or unusual charges as determined in the sole discretion of the Compensation Committee.

In February 2008, equity incentive awards of 10,000 shares each were granted to Ms. Dearing and Mr. McLaren in conjunction with their appointment as Chief Financial Officer and Chief Operating Officer of the Company, respectively. Thirty-five percent of the shares vest on February 5, 2012 and February 5, 2013, twenty percent of the shares vest on February 5, 2014 and the remaining ten percent will vest in two equal installments on February 5, 2015 and February 5, 2018.

The performance based equity awards issued to Messer’s Shiffman, Jorissen and Fannon in 2004 were cancelled in March of 2008.

Tax and Accounting Implications

Deductibility of Executive Compensation.

Section 162(m) of the Code limits the deductibility on the Company’s tax return of compensation over $1 million to any of its named executive officers. However, compensation that is paid pursuant to a plan that is performance-related, non-discretionary and has been approved by the Company’s stockholders is not subject to section 162(m). The Company has such a plan and may utilize it to mitigate the potential impact of section 162(m). The Company did not pay any compensation during 2008 that would be subject to section 162(m). The Company believes that, because it qualifies as a REIT under the Code and therefore is not subject to federal income taxes on its income to the extent distributed, the payment of compensation that does not satisfy the requirements of section 162(m) will not generally affect the Company’s net income. However, to the extent that compensation does not qualify for deduction under section 162(m) or under short term incentive plans approved by shareholders to, among other things, mitigate the effects of section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital. The Company does not believe that section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly governed by section 162(m).

409A Considerations.

The Company has also taken into consideration Code Section 409A in the design and implementation of the Company’s compensation programs. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Summary Compensation Table

The following table includes information concerning compensation for the Company’s named executive officers for the fiscal year ended December 31, 2008.

	Year	Salary		Bonus (2)	Stock Awards (3)	All Other Compensation (4)		Total
Gary A. Shiffman, Chairman,	2008	$598,150		$239,260	$572,635	$83,594	(5)	$1,493,639
Chief Executive Officer, and	2007	$574,550		$183,856	$346,673	$64,470	(6)	$1,169,549
President	2006	$531,988	(1)	$114,600	$1,151,453	$56,885	(7)	$1,854,926

Karen J. Dearing, Executive Vice	2008	$236,892		$85,750	$50,674	$2,594		$375,910
President, Treasurer, Chief
Financial Officer and Secretary

John B. McLaren, Executive Vice	2008	$254,287		$78,175	$17,434	$2,594		$352,490
President and Chief Operating
Officer

Jonathan M. Colman, Executive	2008	$179,550		$44,888	$78,736	$2,241		$305,415
Vice President	2007	$172,450		$43,113	$124,279	$1,945		$341,787
	2006	$159,645	(1)	$34,400	$158,678	$264		$352,987

Jeffrey P. Jorissen (8), Former Executive Vice	2008	$345,000		$86,250	$255,005	$2,594		$688,849
President, Treasurer, Chief	2007	$331,400		$72,908	$187,643	$2,526		$594,477
Financial Officer and Secretary	2006	$306,820	(1)	$66,100	$789,787	$264		$1,162,971

Brian W. Fannon (9), Former Executive	2008	$270,942		$—	$583,917	$334,540		$1,189,399
Vice President and Chief Operating	2007	$425,600		$93,632	$120,704	$2,526		$642,462
Officer and President	2006	$394,062	(1)	$84,900	$485,137	$264		$964,363

(1)

Messrs. Shiffman, Jorissen, Fannon, and Colman agreed to take a 5% reduction in salary for the fiscal year ended December 31, 2006 in order to support the Company’s cost reductions efforts. The base salaries of the named executive officers returned to normal levels for the fiscal year ended December 31, 2007. A portion of the salary may have been contributed to the Company’s 401(k) savings plan.

(2)

Messrs. Shiffman, Jorissen and Fannon are contractually entitled to receive annual incentive payments of up to 75% of base salary, if certain annual individual and Company performance objectives established by the Board are achieved and an additional 25% of base salary at the sole discretion of the Compensation Committee. Ms. Dearing and Mr. McLaren are contractually entitled to receive annual incentive payments of up to 50% of base salary, if certain annual individual and Company performance objectives established by the Compensation Committee are achieved and an additional 50% of base salary at the sole discretion of the Compensation Committee.

(3)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to 2008 for the fair value of restricted stock granted to the named executive officers in current or prior years, in accordance with SFAS 123(R) except, pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to note 6 of the Company’s financial statements in the 2008 Annual Report.

(4)

Includes matching contributions to the Company’s 401(k) Plan of $2,300 for each of Messrs. Shiffman, McLaren, Jorissen, and Ms. Dearing; and $1,947 and $1,959 for Mr. Colman and Mr. Fannon, respectively, for the fiscal year ended December 31, 2008. Includes matching contributions to the Company’s 401(k) Plan of $2,250 for each of Messrs. Shiffman, Jorissen and Fannon and $1,669 for Mr. Colman for the fiscal year ended December 31, 2007. Also includes premiums for life insurance and accidental death and disability insurance in the amount of $294 for each of Messrs. Shiffman, McLaren, Jorissen, Fannon, Colman and Ms. Dearing for the fiscal year ended December 31, 2008; $276 for each of Messrs. Shiffman, Jorissen, Fannon and Colman for the fiscal year ended December 31, 2007; and $264 for the fiscal year ended December 31, 2006. Includes a total severance amount of $332,288 to be paid ratably from August 2008 through April 2009, pursuant to that certain Retirement Agreement with Mr. Fannon.

(5)	Includes $81,000 paid to Mr. Shiffman by Origen Financial, Inc. for service on its board of directors.

(6)	Includes $61,944 paid to Mr. Shiffman by Origen Financial, Inc. for service on its board of directors. The amount includes $38,750 in cash and restricted stock awards valued at $23,194.

(7)	Includes $56,621 paid to Mr. Shiffman by Origen Financial, Inc. for service on its board of directors. The amount includes $31,000 in cash and restricted stock awards valued at $25,621.

(8)	EffeEffective February 5, 2008, Mr. Jorissen relinquished the titles of Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company.

(9)

Effective February 5, 2008, Mr. Fannon relinquished titles of Chief Operating Officer and Executive Vice President of the Company, but was appointed President of the Company. Effective July 31, 2008, Mr. Fannon relinquished his role as President of the Company and retired pursuant to that certain Retirement Agreement.

Grants of Plan Based Awards

The Company, in accordance with their respective employment agreement, granted each of the named officers restricted shares of the Company’s common stock.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stocks or Units (#)	Grant Date Fair Value of Stock and Option Awards (1)
Karen J. Dearing	02/05/2008	10,000	$198,100
John B. McLaren	02/05/2008	10,000	$198,100

(1)	Pursuant to SEC rules, this column represents the total fair market value of restricted stock awards, in accordance with FASB Statement 123(R), Share-Based Payment (“SFAS 123(R)”).

Thirty-five percent of the shares vest on February 5, 2012 and February 5, 2013, twenty percent of the shares vest on February 5, 2014 and the remaining ten percent will vest in two equal installments on February 5, 2015 and February 5, 2018.

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information with respect to the value of all unexercised options and restricted share awards previously granted to the Company’s named executive officers:

Outstanding Equity Awards at Fiscal Year-End as of December 31, 2008

	Option Awards (1)					Share Awards (2)
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested (3)	Equity Incentive Plan Awards: Number of Shares, Units, or Other Rights that have not Vested (#) (10) (11)	Equity Incentive Plan Awards: Number of Shares, Units, or Other Rights that have not Vested ($)
Gary A. Shiffman	25,000	—	—	$ 30.03	12/15/09	18,000	(4)	$ 252,000	—	—
	25,000	—	—	$ 27.03	04/12/11	1,415	(5)	$ 19,810	—	—
	—	—	—	—	—	36,751	(6)	$ 514,514	—	—
	—	—	—	—	—	13,000	(7)	$ 182,000	—	—
	—	—	—	—	—	6,250	(8)	$ 87,500	—	—

Karen J. Dearing	—	—	—	—	—	4,550	(7)	$ 63,700	—	—
	—	—	—	—	—	10,000	(9)	$ 140,000	—	—
	—	—	—	—	—	10,000	(12)	$ 140,000	—	—

John B. McLaren	—	—	—	—	—	10,000	(12)	$ 140,000	—	—

Jonathan M. Colman	—	—	—	—	—	3,600	(4)	$ 50,400	—	—
	—	—	—	—	—	517	(5)	$ 7,238	—	—
	—	—	—	—	—	6,500	(7)	$ 91,000	—	—

Jeffrey P. Jorissen (13)	10,000	—	—	$ 30.03	12/15/09	12,000	(4)	$ 168,000	—	—
	2,250	—	—	$ 27.03	04/12/11	1,915	(5)	$ 26,810	—	—
	—	—	—	—	—	6,500	(7)	$ 91,000	—	—
	—	—	—	—	—	4,166	(8)	$ 58,324	—	—

Brian W. Fannon (14)	—	—	—	—	—	—		—	—	—

(1)

Stock options vest ratably over the three year period following the date of grant and expire on the tenth anniversary of the date of grant. All options were granted at the closing price of the Company’s Common Stock on NYSE on the date of grant; provided, however, that the options expiring on April 12, 2011 were granted at 85% of the closing price of the Company’s Common Stock on NYSE on the date of grant.

(2)	All share awards begin to vest after either the third or fourth anniversary of the date of grant.
(3)	Value based on $14.00, the closing price of the Company’s Common Stock on NYSE on December 31, 2008.
(4)	Shares vest ratably on January 31, 2009 and January 31, 2010.
(5)	Shares will vest on March 31, 2011.

(6)	11,083 of the shares will vest on each July 15th, beginning on July 15, 2009 and ending on July 15, 2011 and the remaining 3,502 shares will vest on July 15, 2014.
(7)	Fifty-four percent of the shares vest on May 10, 2009, thirty one percent of the shares vest on May 10, 2010 and the remaining will vest in two equal installments on May 10, 2011 and May 10, 2014.
(8)	Shares vest on May 10, 2009.
(9)

Shares of phantom stock that vest in four equal installments beginning on May 12, 2009 and ending on May 12, 2012. On each vesting date, Ms. Dearing receives a cash payment equal to the total number of shares vested multiplied by the ten day average trading price of the Company’s Common Stock on NYSE.

(10)	Shares of performance based restricted stock were cancelled in March of 2008.
(11)	Shares of performance based shares of phantom stock were cancelled in March of 2008.
(12)

Thirty-five percent of the shares vest on February 5, 2012 and February 5, 2013, twenty percent of the shares vest on February 5, 2014 and the remaining ten percent will vest in two equal installments on February 5, 2015 and February 5, 2018.

(13)	Effective February 5, 2008, Mr. Jorissen relinquished the titles of Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company.
(14)

Pursuant to the terms of that certain Retirement Agreement, all of Mr. Fannon’s stock options and other stock based compensation awarded to Mr. Fannon that were outstanding as of July 10, 2008 become fully vested and immediately exercisable on that date.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth certain information concerning shares held by our named executive officers that vested during the fiscal year ended on December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Gary A. Shiffman	—	—	9,000	$172,935
	—	—	1,415	$28,661
	—	—	11,083	$194,895
	—	—	7,000	$133,000
	—	—	6,250	$118,750

Karen J. Dearing	—	—	2,450	$46,550

John B. McLaren	—	—	—	$—

Jonathan M. Colman	—	—	1,800	$34,587
	—	—	517	$10,472
	—	—	3,500	$66,500
Jeffrey P. Jorissen	—	—	6,000	$115,290
	—	—	1,915	$38,788
	—	—	3,500	$66,500
	—	—	4,167	$79,173

Brian W. Fannon	—	—	3,000	$57,645
	—	—	6,000	$108,270
	—	—	1,000	$20,255
	—	—	1,000	$18,045
	—	—	5,250	$99,750
	—	—	9,750	$175,939
	—	—	2,083	$39,577
	—	—	2,084	$37,606

(1)	Value based on the average of the high and low of the share price on the vesting date.

Change in Control and Severance Payments

Messrs. Shiffman, McLaren Jorissen, and Ms. Dearing have contractual arrangements with the Company providing for severance and change in control payments. If any such executive is terminated without “cause,” he or she is entitled to any accrued but unpaid salary, incentive compensation and benefits through the date of termination and a continuation of salary for up to eighteen months after termination in the case of Messrs. Shiffman and Jorissen and up to twelve months in the case of Ms. Dearing and Mr. McLaren subject to the execution of a general release and continued compliance with his or her restrictive covenant. If Messrs. Shiffman’s, McLaren’s Jorissen’s, or Ms. Dearing’s employment is terminated due to death or disability, he or she or his or her heirs, is entitled to any accrued but unpaid salary, incentive compensation and benefits through the date of termination or death and a continuation of salary for up to twenty four months, in the case of Messrs. Shiffman, Jorissen and Ms. Dearing and twelve months in the case of Mr. McLaren. Upon a change of control and if Messrs. Shiffman, McLaren Jorissen, or Ms. Dearing are terminated within two years of the date of such change of control or less than two year remain under the term of their employment agreements, then each of them would receive 2.99 times their annual salary and a continuation of health and insurance benefits for one year. Under any of the foregoing events of termination or change of control, all stock options and other stock based compensation awarded to the executive shall become fully vested and immediately exercisable. No information in included for Mr. Fannon as he retired from the Company, pursuant to that certain Retirement Agreement effective as of July 31, 2008.

The following tables describe the potential payments upon termination without cause, a termination due to death or disability or after a change of control of the Company (and associated termination of the executives) for the following named executive officers:

Termination Without Cause (1)

Name	Cash Payment (2)	Acceleration of Vesting of Stock Awards (3)	Benefits	Total
Gary A. Shiffman	$897,225	$1,055,824	$—	$1,953,049
Karen J. Dearing	$245,000	$343,700	$—	$588,700
John B. McLaren	$265,000	$140,000	$—	$405,000
Jonathan M. Colman	$—	$—	$—	$—
Jeffery P. Jorissen	$517,500	$344,134	$—	$861,634

Termination Due to Death or Disability (1)

Name	Cash Payment (2)	Acceleration of Vesting of Stock Awards (3)	Benefits	Total
Gary A. Shiffman	$1,196,300	$1,055,824	$—	$2,252,124
Karen J. Dearing	$490,000	$343,700	$—	$833,700
John B. McLaren	$265,000	$140,000	$—	$405,000
Jonathan M. Colman	$—	$148,638	$—	$148,638
Jeffery P. Jorissen	$690,000	$344,134	$—	$1,034,134

Change of Control (1)

Name	Cash Payment (2)	Acceleration of Vesting of Stock Awards (3)	Benefits (4)	Total
Gary A. Shiffman	$1,788,469	$1,055,824	$8,616	$2,852,909
Karen J. Dearing	$732,550	$343,700	$252	$1,076,502
John B. McLaren	$792,350	$140,000	$8,616	$940,966
Jonathan M. Colman	$—	$148,638	$—	$148,638
Jeffery P. Jorissen	$1,031,550	$344,134	$8,616	$1,384,300

(1)	The following table does not include information regarding Brian W. Fannon as he retired from the Company, pursuant to that certain Retirement Agreement, effective as of July 31, 2008.
(2)	Assumes a termination on December 31, 2008 and payments based on base salary (without taking into account any accrued incentive based compensation) as of December 31, 2008 for each executive.
(3)	Calculated based on a termination as of December 31, 2008 and the fair market value of the Company’s Common Stock on NYSE as of December 31, 2008.
(4)	Reflects continuation of health benefits, life insurance and accidental death and disability insurance for the periods specified above.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Amended Report.

Respectfully submitted,

Members of the Compensation Committee:

Robert H. Naftaly

Clunet R. Lewis

Paul D. Lapides

REPORT OF THE AUDIT COMMITTEE

The Board maintains an Audit Committee comprised of three of the Company’s directors. The directors who serve on the Audit Committee are all “independent” for purposes of NYSE listing standards. The Audit Committee held six (6) formal meetings and several informal meetings during the 2008 fiscal year.

In accordance with its written charter, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

•	reviewed and discussed the audited financial statements with management and Grant Thornton, LLP, the Company’s independent auditors, for the fiscal year ended December 31, 2008;
•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards); and
•

reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board’s Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors any relationships that may impact their objectivity and independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC.

The Audit Committee has considered and determined that the level of fees of Grant Thornton LLP for provision of services other than the audit services is compatible with maintaining the auditor’s independence.

Respectfully Submitted,

Members of the Audit Committee:

Clunet R. Lewis

Robert H. Naftaly

Stephanie W. Bergeron

Auditor Fees

Aggregate fees for professional services rendered by Grant Thornton, LLP, the Company’s independent auditors, for the fiscal years ended December 31, 2008 and December 31, 2007 were as follows:

Category	FYE 12/31/2008	FYE 12/31/2007
Audit Fees: For professional services rendered for the audit of the Company’s financial statements, the audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act, the reviews of the quarterly financial statements and consents	$419,120	$407,310
Audit-Related Fees: For professional services rendered for accounting assistance with new accounting standards and potential transactions and other SEC related matters	$41,000	$55,789
Tax Fees	$—	$—
All Other Fees	$—	$—

Auditor Fees Policy

The Audit Committee has a policy concerning the pre-approval of audit and non-audit services to be provided by the Company’s independent auditors. The policy requires that all services provided by the independent auditor to the Company, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. The Audit Committee approved all audit and non-audit related services provided to the Company by Grant Thornton during the 2008 fiscal year.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s capital stock to file reports of ownership and changes of ownership with the SEC and NYSE. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons, the Company believes, that, during the year ended December 31, 2008, its directors, executive officers and beneficial owners of more than 10% of Common Stock have complied with all filing requirements applicable to them, except that Mr. Jorissen failed to timely file one report disclosing his disposition of 1,848 shares of Common Stock and Mr. Fannon failed to timely file one report disclosing disposition of 5,159 shares of Common Stock that were retained by the Company to satisfy Mr. Fannon’s withholding obligations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, based upon information available to the Company, as of June 1, 2009, the shareholdings of: (i) each person known to the Company to be the beneficial owner of more than five percent (5%) of Common Stock, (ii) each director of the Company; (iii) each executive officer listed in the Summary Compensation Table; and (iv) all executive officers and directors of the Company as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares(1)
Gary A. Shiffman 27777 Franklin Road Suite 200 Southfield, Michigan 48034	2,006,296(2)	10.21%
Karen J. Dearing 27777 Franklin Road Suite 200 Southfield, Michigan 48034	15,491	*
John B. McLaren 27777 Franklin Road Suite 200 Southfield, Michigan 48034	10,414	*
Jonathan M. Colman 27777 Franklin Road Suite 200 Southfield, Michigan 48034	35,838(3)	*
Jeffrey P. Jorissen 27777 Franklin Road Suite 200 Southfield, Michigan 48034	114,433(4)	*
Brian W. Fannon 27777 Franklin Road Suite 200 Southfield, Michigan 48034	27,780	*
Ted J. Simon 27777 Franklin Road Suite 200 Southfield, Michigan 48034	19,241(5)	*

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares(1)
Paul D. Lapides 27777 Franklin Road Suite 200 Southfield, Michigan 48034	14,900(6)	*
Clunet R. Lewis 27777 Franklin Road Suite 200 Southfield, Michigan 48034	47,500(7)	*
Ronald L. Piasecki 27777 Franklin Road Suite 200 Southfield, Michigan 48034	165,690(8)	*
Arthur A. Weiss 27777 Franklin Road Suite 200 Southfield, Michigan 48034	637,773(9)	3.25%
Robert H. Naftaly 27777 Franklin Road Suite 200 Southfield, Michigan 48034	8,500(10)	*
Stephanie W. Bergeron 27777 Franklin Road Suite 200 Southfield, Michigan 48034	7,500(11)	*
The Vanguard Group, Inc.(12) 100 Vanguard Blvd. Malvern, PA 19355	1,489,015	7.58%
Barclays Global Investors, NA(13) 400 Howard Street San Francisco, CA 94105	1,360,669	6.92%
Wells Fargo & Company (14) 420 Montgomery Street San Francisco, CA 94163	993,125	5.05%
All current executive officers and directors as a group (13 persons)(15)	3,111,356	15.84%

*	Less than one percent (1%) of the outstanding shares.
(1)

In accordance with SEC regulations, the percentage calculations are based on 18,607,686 shares of Common Stock issued and outstanding as of June 1, 2009 plus shares of Common Stock which may be acquired pursuant to options exercisable, common limited partnership interests (“Common OP Units”) and preferred limited partnership interests (“Preferred OP Units”) of Sun Communities Operating Limited Partnership that are convertible into Common Stock, within sixty days of June 1, 2009, by each individual or group listed.

(2)

Includes: (a) 409,428 Common OP Units convertible into shares of Common Stock; (b) 50,000 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of June 1, 2009; (c) 453,841 shares of Common Stock and 141,794 Common OP Units owned by certain limited liability companies of which Mr. Shiffman is a member and a manager; and (d) a beneficial interest only in 25,000 Common OP Units. Mr. Shiffman disclaims beneficial ownership of 3,000 Common OP Units convertible into shares of Common Stock and 2,300 shares of Common Stock held by other family members because he does not have a pecuniary interest therein.

(3)	Includes 7,500 Common OP Units convertible into shares of Common Stock.
(4)	Includes: 12,250 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of June 1, 2009.
(5)	Includes 12,500 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of June 1, 2009.
(6)	Includes 12,500 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of June 1, 2009.
(7)

Includes 20,000 Common OP Units convertible into shares of Common Stock. Also includes 9,000 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of June 1, 2009.

(8)

Includes: (a) 17,437 Common OP Units convertible into shares of Common Stock and 139,735 Preferred OP Units convertible into Common OP Units (which are convertible into shares of Common Stock); (b) 8,500 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of June 1, 2009.

(9)

Includes 6,938 Common OP Units convertible into shares of Common Stock and 12,500 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of June 1, 2009. Also, includes: (a) 453,841 shares of Common Stock and 141,794 Common OP Units owned by certain limited liability companies of which Mr. Weiss is a manager, (b) 12,700 shares of Common Stock held by the 1997 Shiffman Charitable Remainder Unitrust for which Mr. Weiss is a Co-Trustee and (c) a beneficial interest only in 10,000 Common OP Units. Mr. Weiss does not have a pecuniary interest in any of the 1997 Shiffman Charitable Remainder Unitrust or the limited liability companies described above and, accordingly, Mr. Weiss disclaims beneficial ownership of the 453,841 shares of Common Stock and the 141,794 Common OP Units held by the limited liability companies described above and the 12,700 shares of Common Stock held by the 1997 Shiffman Charitable Remainder Unitrust.

(10)	Includes 1,500 Shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of June 1, 2009.
(11)	Includes 1,500 Shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of June 1, 2009.
(12)

According to the Schedule 13G filed with the SEC for calendar year 2008, The Vanguard Group, Inc., in its capacity as investment advisor, beneficially owns 1,489,015 shares of Common Stock which are held of record by clients of The Vanguard Group, Inc.

(13)

According to the Schedule 13G filed with the SEC for calendar year 2008, Barclays Global Investors, NA., in its capacity as a Bank, as defined in section 3(a)(6) of the Exchange Act, beneficially owns 1,360,669 shares of Common Stock.

(14)

According to the Schedule 13G filed with the SEC for calendar year 2008, Wells Fargo & Company, in its capacity as a parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G), beneficially owns 993,125 shares of Common Stock.

(15)

Includes (a) 779,891 Common OP Units convertible into shares of Common Stock and 139,735 Preferred OP Units convertible into Common OP Units (which are convertible into Common Stock); and (b) 120,250 shares of Common Stock which may be acquired pursuant to options exercisable within sixty days of June 1, 2009.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table reflects information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2008.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	168,201	$30.39	171,018
Equity compensation plans not approved by shareholders (1)	37,705	32.75	—
Total	205,906	$30.82	171,018

(1)

On May 29, 1997, the Company established a Long Term Incentive Plan (the “LTIP”) pursuant to which all full-time salaried and full-time commission only employees of the Company, excluding the Company’s officers, were entitled to receive options to purchase shares of the Company’s common stock at $32.75 per share (i.e., the average of the highest and lowest selling prices for the common stock on May 29, 1997), on January 31, 2002. In accordance with the terms of the LTIP, (a) the Company granted the eligible participants options to purchase 167,918 shares of common stock; and (b) each eligible participant received an option to purchase a number of shares of common stock equal to the product of 167,918 and the quotient derived by dividing such participant’s total compensation during the period beginning on January 1, 1997 and ending on December 31, 2001 (the “Award Period”) by the aggregate compensation of all of the eligible participants during the Award Period.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with Origen

The Company and its affiliates have entered into the following transactions with Origen Financial, Inc. (“Origen”):

•

Capital Investment in Origen: In the 2003 recapitalization of Origen, the Company purchased 5,000,000 shares of Origen common stock for $50.0 million and Shiffman Origen LLC (which is owned by the Milton M. Shiffman Spouse’s Marital Trust, Gary A. Shiffman (the Company’s Chief Executive Officer), and members of Mr. Shiffman’s family) purchased 1,025,000 shares of Origen common stock for approximately $10.3 million.

•	Board Membership: Gary A. Shiffman is a member of the board of directors of Origen and Arthur A. Weiss, a director of the Company, is a trustee of the Milton M. Shiffman Spouse’s Marital Trust.
•

Loan Servicing Agreement: The Company previously had a loan servicing agreement with Origen Servicing, Inc., a wholly-owned subsidiary of Origen, which serviced our portfolio of manufactured home loans.

•

Loan Origination, Sale and Purchase Agreement: Origen agreed to fund loans that met the Company’s underwriting guidelines and then transfer those loans to the Company pursuant to a Loan Origination, Sale and Purchase Agreement. The Company paid Origen a fee of $550 per loan pursuant to a Loan Origination, Sale and Purchase Agreement which totaled approximately $0.2 million during 2008. The Company purchased loans, at par, from Origen which totaled approximately $12.4 million during 2008.

•	Purchase of Repossessed Manufactured Homes: The Company also purchased $0.6 million of repossessed manufactured homes located within its communities that were owned by Origen during 2008.
•

Miscellaneous: With the sale of Origen’s servicing platform assets to Green Tree Servicing LLC, the Company engaged a different entity to continue the servicing of the manufactured home loans. In order to transfer the manufactured home loan servicing contract to a different service provider, the Company paid Origen a fee of $0.3 million.

Lease of Principal Executive Offices

Gary A. Shiffman, together with certain family members, indirectly owns a 21 percent equity interest in American Center LLC, the entity from which we lease office space for our principal executive offices. Arthur A. Weiss owns a 0.75 percent indirect interest in American Center LLC. This lease was for an initial term of five years, beginning May 1, 2003, with the right to extend the lease for an additional five year term. On July 30, 2007, the Company exercised its option to extend its lease for its executive offices. The extension was for a period of five years commencing on May 1, 2008. On August 8, 2008, the Company modified its lease agreement to add approximately 5,300 additional square feet for a total of approximately 36,700 rentable square feet, and to extend the term of the lease until August 31, 2015, with an option to renew for an additional five years. The annual base rent under the current lease is $18.81 per square foot (gross) and will remain this amount through August 31, 2015. Mr. Shiffman and Mr. Weiss may have a conflict of interest with respect to their obligations as an officer and/or director of the Company and their ownership interest in American Center LLC.

Loans to Chief Executive Officer

In 1995, the Company issued Gary A. Shiffman, its Chief Executive Officer and President, 400,000 shares of Common Stock for $8,650,000 (the “Purchase Price”). The Purchase Price is evidenced by three (3) separate 10-year promissory notes that bear interest at a rate equal to six months’ LIBOR plus 175 basis points, with a maximum interest rate of 9% per annum and a minimum interest rate of 6% per annum (the “Promissory Notes”). Two of the Promissory Notes (with an initial aggregate principal amount of approximately $7.6 million) are secured by approximately 131,000 shares of Common Stock held by Mr. Shiffman (the “Secured Shares”) and/or 62,000 common partnership units in Sun Communities Operating Limited Partnership (the “Secured Units”) and the last Promissory Note (with an initial principal amount of approximately $1.0 million) is unsecured but fully recourse to Mr. Shiffman. Mr. Shiffman’s personal liability on the secured Promissory Notes is limited to all accrued interest on such notes plus fifty percent (50%) of the deficiency, if any, after application of the proceeds from the sale of the Secured Shares and/or the Secured Units to the then outstanding principal balance of the Promissory Notes. The Promissory Notes provide for quarterly interest only payments and provide that all cash distributions and dividends paid to Mr. Shiffman on the Secured Shares and the Secured Units (the “Distributions”) will first be applied toward the accrued and unpaid interest under the Promissory Notes and sixty percent (60%) of the remainder of the Distributions, if any, will be applied toward the outstanding principal balance of the Promissory Notes.

In April 1997, the Company loaned Mr. Shiffman an additional $2,600,391 on terms substantially identical to the terms of the other loan to Mr. Shiffman, as described above, and such loan is secured by approximately 39,000 shares of Common Stock held by Mr. Shiffman (the promissory notes evidencing this loan, together with the Promissory Notes, are hereinafter referred to as the “Shiffman Notes”).

On July 15, 2002, the due date of the Shiffman Notes was extended such that one-third of the principal balance becomes due on December 31, 2008, an additional one-third of the principal balance becomes due on December 31, 2009 and the balance of the Shiffman Notes becomes due on December 31, 2010.

The largest aggregate indebtedness outstanding under the Shiffman Notes since January 1, 2008 was approximately $8.7 million. As of June 1, 2009, the amount outstanding under the Shiffman Notes was approximately $5.3 million.

Legal Counsel

During 2008, JRH&W acted as the Company’s general counsel and represented the Company in various matters. Arthur A. Weiss, a director of the Company, is the Chairman of the Board of Directors and a shareholder of such firm. The Company incurred legal fees and expenses of approximately $1.0 million in 2008 in connection with services rendered by JRH&W.

Tax Consequences Upon Sale of Properties

Gary A. Shiffman holds limited partnership interests in the Operating Partnership which were received in connection with the contribution of 24 properties (four of which have been sold) from partnerships previously affiliated with him (the “Sun Partnerships”). Prior to any redemption of these limited partnership interests for our Common Stock, Mr. Shiffman will have tax consequences different from those of us and our public stockholders on the sale of any of the Sun Partnerships. Therefore, Mr. Shiffman and the Company may have different objectives regarding the appropriate pricing and timing of any sale of those properties.

Policies and Procedures for Approval of Related Party Transactions

No executive officer or director of the Company (or any family member or affiliate of such executive officer or director) may enter into any transaction or arrangement with the Company that reasonably could be expected to give rise to a conflict of interest without the prior approval of the NCG Committee. Any such transaction or arrangement must be promptly reported to the NCG Committee or the full Board. Any such disclosure provided by an executive officer or director is reviewed by the NCG Committee and approved or disapproved. In determining whether to approve such a transaction or arrangement, the NCG Committee takes into account, among other factors, whether the transaction was on terms no less favorable to the Company than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement.

The current policy was adopted and approved in 2004. All related party transactions disclosed above were approved by either the NCG Committee or the full Board.

GENERAL INFORMATION

Management knows of no matters which will be presented for consideration at the Annual Meeting other than those stated in the Notice of Meeting. However, if any other matters do properly come before the Annual Meeting, the person or persons named in the form of proxy will vote the proxy in accordance with their best judgment regarding such matters, including the election of a director or directors other than those named in this Proxy Statement should an emergency or unexpected occurrence make the use of such discretionary authority necessary, and also regarding matters incident to the conduct of the Annual Meeting.

By Order of the Board of Directors
Dated: June 15, 2009	KAREN J. DEARING
Secretary

EXHIBIT A

SUN COMMUNITIES, INC.

EQUITY INCENTIVE PLAN

(See attached)

SUN COMMUNITIES, INC.

EQUITY INCENTIVE PLAN

Effective ______________, 2009

Jaffe, Raitt, Heuer & Weiss,

Professional Corporation

27777 Franklin Road, Suite 2500

Southfield, Michigan 48034

248-351-3000

SUN COMMUNITIES, INC.

EQUITY INCENTIVE PLAN

Sun Communities, Inc., a Maryland corporation (the “Company”), has adopted the Sun Communities, Inc. Equity Incentive Plan (the “Plan”) as set forth herein.

Article I.

Purpose and Adoption of the Plan

1.01        Purpose. The purpose of the Plan is to provide certain key employees of the Company with an additional incentive to promote the Company’s financial success and to provide an incentive which the Company may use to induce able persons to enter into or remain in the employment of the Company or a Subsidiary by providing such persons an opportunity to acquire or increase his or her direct proprietary interest in the operations and future of the Company.

1.02        Adoption and Term. The Plan has been adopted by the Board and shall be effective upon approval by the Company’s stockholders. The Plan replaces the Sun Communities, Inc. Stock Option Plan adopted in 1993, amended and restated in 1996 and 2000, and terminated by the Board of Directors effective as of the approval of this Plan by the Company’s stockholders.

The Plan will terminate automatically on the tenth (10th) anniversary of the Effective Date, and may be terminated on an earlier date as provided in Section 12.01(b).

Article II.

Definitions

2.01        Administrator means the committee having authority to administer the Plan pursuant to Section 3.01.

2.02        Award means any one or combination of Non-Qualified Stock Options, Performance Based Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Share Rights or any other award made under the terms of the Plan.

2.03        Award Agreement means a written agreement between the Company and Participant specifically setting forth the terms and conditions of an Award granted under the Plan, including the maximum number shares of Company Common Stock subject to the Award and the Exercise Price or Purchase Price.

2.04        Award Period means, with respect to an Award, the period of time set forth in the Award Agreement during which specified conditions set forth in the Award Agreement must be satisfied.

2.05        Beneficiary means (a) an individual, a trust or an estate who or which, by will or by operation of the laws of descent and distribution, succeeds to the rights and obligations of the Participant under the Plan and Award Agreement upon the Participant’s death; or (b) an individual, who by designation of the Participant, succeeds to the rights and obligations of the Participant under the Plan and Award Agreement upon the Participant’s death.

2.06	Board means the Board of Directors of the Company.

2.07        Business Combination means a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

                           2.08       Change of Control Event means (a) an event or series of events by which any Person or other entity or group (as such term is used in Section 13(d) and 14(d) of the Exchange Act) of Persons or other entities acting in concert as a partnership or other group (a “Group of Persons”) (other than Persons who are, or Groups of Persons entirely made up of, (i) management personnel of the Company or (ii) any affiliates of any such management personnel) shall, as a result of a tender or exchange offer or offers, an open market purchase or purchases, a privately negotiated purchase or purchases or otherwise, become the beneficial owner (within themeaning of Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the combined voting power of the then outstanding voting stock of the Company; (b) the Company consolidates with, or merges with or into, another Person (other than a Subsidiary in a transaction which is not otherwise a Change of Control Event), or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is converted into or exchanged for cash, securities or other property; (c) during any period of twelve (12) consecutive months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company, was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or (d) any complete liquidation or dissolution of the Company (other than a liquidation into a Subsidiary that is not otherwise a Change of Control Event).

2.09        Code means the Internal Revenue Code of 1986, as amended. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes that section.

2.10	Company Common Stock means the Common Stock of the Company, par value $0.01.

2.11        Date of Grant means the date designated by the Administrator as the date as of which it grants an Award, which shall not be earlier than the date on which the Administrator approves the granting of such Award.

2.12	Director means a member of the Board of Directors of the Company.

2.13	Effective Date means the date the Plan was approved by the Company’s stockholders.

2.14	Exchange Act means the Securities Exchange Act of 1934, as amended.

2.15        Exercise Price means, with respect to a Stock Appreciation Right, the amount established by the Administrator, in accordance with Section 7.03 hereunder, and set forth in the Award Agreement, which is to be subtracted from the Fair Market Value on the date of exercise in order to determine the amount of the Incremental Value to be paid to the Participant.

2.16        Expiration Date means the date specified in an Award Agreement as the expiration date of such Award.

2.17        Fair Market Value means the value of a share of Company Common Stock, as determined as follows: if on the Date of Grant or other determination date (each, a “Valuation Date”) the shares of Company Common Stock are readily tradable on an established securities market, the Fair Market Value of a share of Company Common Stock will be the closing price of the shares in the established securities market (if there is more than one such exchange or market, the Board will determine the appropriate exchange or market) on the Valuation Date, or, if there is no such reported closing price, the Fair Market Value will be the arithmetic mean of the high and low prices on such Valuation Date. If the shares of Company Common Stock are not readily tradable on an established securities market, and are not transferred pursuant to an Incentive Stock Option, the Fair Market Value on a Valuation Date means a value determined by a reasonable application of a reasonable method as determined by the Board of Directors in good faith taking into account, without limitation, Section 409A of the Code. Any reasonable valuation method, made in good faith, including the valuation methods permitted under Section 20.2031-2 of the Treasury regulations, may be used to determine the Fair Market Value of a share transferred pursuant to an Incentive Stock Option.

2.18	Incentive Stock Option means an incentive stock option described in Section 422 of the Code.

2.19	Incremental Value has the meaning given such term in Section 7.01 of the Plan.

2.20        Merger Price means the value (as determined by the Administrator) of the consideration payable for shares of Company Common Stock pursuant to a Business Combination.

                           2.21        Non-Qualified Stock Option means an Option which is not an Incentive Stock Option or a Performance-Based Option.

2.22        Officer means any officer of the Company who is subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act.

2.23        Options means all Non-Qualified Stock Options, Incentive Stock Options and Performance-Based Options granted to purchase shares of Company Common Stock under the terms of the Plan.

2.24	Participant shall have the meaning set forth in Article V.

2.25        Performance-Based Option means an Option subject to attainment of performance goals over a performance period that, upon exercise or at any other time, would not result in or give rise to “applicable employee remuneration” within the meaning of Section 162(m) of the Code.

2.26	Purchase Price, with respect to Options, shall have the meaning set forth in Section 6.02.

2.27        Restricted Share Right means a right to receive Company Common Stock subject to restrictions imposed under the terms of an Award granted pursuant to Article IX.

2.28        Rule 16b-3 means Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as currently in effect and as it may be amended from time to time, and any successor rule.

2.29	Stock Appreciation Right means an Award granted in accordance with Article VII.

2.30	Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

2.31        Termination of Employment means the voluntary or involuntary termination of a Participant’s employment with the Company for any reason, including death, disability, retirement or as the result of the divestiture of the Participant’s employer or any other similar transaction in which the Participant’s employer ceases to be the Company or a Subsidiary of the Company. Whether an authorized leave of absence or absence on military or government service, absence due to disability, or absence for any other reason shall constitute Termination of Employment shall be determined in each case by the Administrator in its sole discretion.

Article III.

Administration

3.01        Administration. The Administrator of the Plan shall be the committee appointed by the Board which shall at all times consist of three (3) or more persons, each of which shall be members of the Board and shall qualify as an “independent director” within the meaning of the New York Stock Exchange Listed Company Manual, as amended from time to time and any successor thereto, as an “outside director” within the meaning of Section 162(m) of the Code and as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act. Until changed by the Board, the Administrator shall be the Compensation Committee of the Board. The Administrator shall have full power and authority to take all actions and to make all determinations required or provided under the Plan, any Award or any Award Agreement and shall have full power and authority to take all other actions and make all other determinations not inconsistent with the specific terms and provisions of the Plan that it deems necessary or appropriate to the administration of the Plan, any Award or Award Agreement, including without limitation, establishing and modifying administrative rules, imposing such conditions and restrictions on Awards as it determines appropriate and canceling Awards (including those made pursuant to other plans of the Company). All such actions and determinations of the Administrator must be made by the affirmative vote of a majority of the members of the Administrator.Unless otherwise expressly determined by the Board, the interpretation and construction by the Administrator of any provision of the Plan, any Award or any Award Agreement is final, binding and conclusive. The Administrator may delegate such of its powers and authority under the Plan as it deems appropriate to the Chief Executive Officer of the Company with respect to Awards, including the granting thereof, to individuals who are not Officers.

3.02        Indemnification. Members of the Administrator shall be entitled to indemnification and reimbursement from the Company for any action or any failure to act in connection with service as Administrator to the full extent provided for or permitted by the Company’s articles of incorporation or bylaws or by any insurance policy or other agreement intended for the benefit of the Company’s officers, directors or employees or by any applicable law.

                           3.03      Terms of Awards. Subject to other terms and conditions of the Plan, the Administrator has the full and final authority to:

(a)	designate Participants;

(b)	determine the type or types of Awards made to Participants;

(c)	determine the number of shares of Company Common Stock subject to any Award;

(d)        establish the terms and conditions of each Award, including without limitation, the Exercise Price or Purchase Price, the nature and duration of any restriction or condition relating to vesting, exercise, transfer or forfeiture of an Award or the shares subject to the Award, and any terms or conditions that may be necessary to remain exempt from the requirements of Section 409A of the Code or qualify Options as Incentive Stock Options; and

(e)        amend, modify or supplement the terms of any outstanding Award, provided, that, no such amendment, modification or supplement may cause an Award to violate Section 409A of the Code or, without the written consent of the Participant, impair the Participant’s vested rights under an Award Agreement.

Article IV.

Company Common Stock Issuable Pursuant to the Plan

4.01        Shares Issuable. The maximum number of shares of Company Common Stock that may be issued under the Plan is Nine Hundred Fifty Thousand (950,000) shares. The aggregate number of Company Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options may not exceed Nine Hundred Fifty Thousand (950,000) shares. The aggregate number of shares to be issued under the Plan, will be adjusted in accordance with Section 4.03 of the Plan. Shares of Company Common Stock may be authorized and unissued shares or issued shares which have been reacquired by the Company. A share of Company Common Stock and its related tandem Stock Appreciation Right may only be counted once.

4.02        Shares Subject to Terminated Awards. In the event that any Award at any time granted under the Plan is surrendered to the Company, terminated, forfeited, cancelled (other than in connection with the exercise of a tandem Stock Appreciation Right), expires before it has been fully exercised, or an award of Stock Appreciation Rights is exercised for cash, then all shares of Company Common Stock underlying such portion of the Award shall be added to the remaining number of shares of Company Common Stock available for issuance under the Plan. Shares of Company Common Stock subject to Options, or portions thereof, which have been surrendered in connection with the exercise of tandem Stock Appreciation Rights and shares of Company Common Stock issued in payment of such Stock Appreciation Rights shall not be available for subsequent Awards under the Plan. Any shares of Company Common Stock issued by the Company pursuant to its assumption or substitution of outstanding grants from acquired companies shall not reduce the number of shares available for Awards under this Plan unless issued under this Plan.

4.03	Adjustments to Reflect Capital Changes.

(a)     Recapitalization. The number and kind of shares subject to outstanding Awards, the Purchase Price or Exercise Price for such shares, and the number and kind of shares available for Awards subsequently granted under the Plan shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Plan or the Awards granted under the Plan. The Administrator shall have the power to determine the amount of the adjustment to be made in each case.

(b)    Sale or Reorganization. Upon consummation of a Business Combination in which the outstanding shares of Company Common Stock are exchanged for securities, cash or other property of an unrelated corporation or business entity or in the event of a liquidation of the Company (in each case, a “Transaction”), the Administrator may, in its discretion, take any one or more of the following actions as to outstanding Options: (i) provide that such Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding entity (or an affiliate thereof), (ii) upon written notice to the holders of the Options, provide that all unexercised Options will terminate immediately prior to the consummation of the Transaction unless exercised by the Option holder within a specified period following the date of such notice, and/or (iii) in the event of a Business Combination under the terms of which holders of the Company Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Business Combination, make or provide for a cash payment to the Option holders equal to the difference between (A) the Merger Price times the number of shares of Company Common Stock subject to such outstanding Options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise prices of all such outstanding Options, in exchange for the termination of such Options. In the event Options will terminate upon consummation of the Transaction as provided in clause (ii) above, each Option holder shall be permitted, within a specified period determined by the Administrator, to exercise all non-vested Options, subject to the consummation of the Transaction.

(c)     Options to Purchase Stock of Acquired Companies. After any reorganization, merger or consolidation in which the Company or a Subsidiary of the Company shall be a surviving corporation, the Administrator may grant substituted Options under the provisions of the Plan, subject to the applicable requirements described in Section 424 of the Code or Section 1.409A-1(b)(5)(d) of the Treasury regulations, replacing old Options granted under a plan of another party to the reorganization, merger or consolidation, where such party’s stock may no longer be issued following such merger or consolidation. The foregoing adjustments and manner of application of the foregoing provisions shall be determined by the Administrator in its sole discretion. Any adjustments may provide for the elimination of any fractional shares which might otherwise have become subject to any Awards.

Article V.

Participation

5.01        Eligible Employees. Participants in the Plan shall be the Officers and other employees of the Company or a Subsidiary as the Administrator, in its sole discretion, may designate from time to time to receive an Award. The Administrator’s designation of a Participant in any year shall not require the Administrator to designate such person to receive an Award in any other year. The Administrator shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

5.02        Special Provisions for Certain Non-Employees. Notwithstanding any provision contained in this Plan to the contrary, the Administrator may grant Awards under the Plan to non-employees who, in the judgment of the Administrator, render significant services to the Company or a Subsidiary, on such terms and conditions as the Administrator deems appropriate and consistent with the intent of the Plan.

Article VI.

Option Awards

6.01        Power to Grant Options. The Administrator may grant to any Participant Options entitling the Participant to purchase shares of Company Common Stock at a price not less than the Fair Market Value of the shares on the Date of Grant, in such quantity and on such terms and subject to such conditions, not inconsistent with the terms of this Plan, as may be established by the Administrator. The Administrator may designate an Option as an Incentive Stock Option, a Non-Qualified Stock Option or a Performance-Based Option. The terms of any Option granted under this Plan shall be set forth in an Award Agreement. Notwithstanding any other provision of the Plan, any Option awarded to an individual who is then subject to Section 16 of the Exchange Act must comply with the exemption requirements of Rule 16b-3.

6.02        Purchase Price of Options. The per share Purchase Price of each share of Company Common Stock which may be purchased upon exercise of any Option granted under the Plan may never be less than the Fair Market Value of such shares on the Date of Grant, provided, however, that in the case of an Incentive Stock Option granted to a Participant who at the time of the grant owns (as defined in Section 424(d) of the Code) stock in the Company or a Subsidiary of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of any such entity (a “10% Stockholder”), the Purchase Price must be at least one hundred and ten percent (110%) of the Fair Market Value of the Company Common Stock.

                           6.03      Designation of Incentive Stock Options. If the Administrator designates, at the Date of Grant, that the Option is an Incentive Stock Option under Section 422 of the Code, the following additional provisions apply.

(a)     Incentive Stock Option Share Limitation. No Participant may be granted Incentive Stock Options under the Plan (or any other plans of the Company) which would result in stock with an aggregate Fair Market Value (measured on the Date of Grant) of more than $100,000 first becoming exercisable in any one calendar year, or which would entitle such Participant to purchase a number of shares greater than the maximum number permitted by Section 422 of the Code as in effect on the Date of Grant. If the aggregate Fair Market Value (determined at the Date of Grant) of the shares subject to the Option, which first becomes exercisable in any calendar year and during this period exceeds the limitation of this subsection, so much of the Option that does not exceed the applicable dollar limit will be designated as an Incentive Stock Option and the remainder will be designated as a Non-Qualified Stock Option, but in all other aspects the Award Agreement will remain in full force and effect.

(b)    Other Incentive Stock Option Terms. Whenever possible, each provision in the Plan and in every Option granted under this Plan which is designated by the Administrator as an Incentive Stock Option will be interpreted in such a manner as to entitle the Option to the tax treatment afforded by Section 422 of the Code. If any provision of this Plan or any Option designated by the Administrator as an Incentive Stock Option does not to comply with requirements necessary to entitle such Option to such tax treatment, then (i) such provision shall be deemed to have contained from the outset such language as is necessary to entitle the Option to the tax treatment afforded under Section 422 of the Code, and (ii) all other provisions of this Plan and the Award Agreement will remain in full force and effect. If any Award Agreement covering an Option designated by the Administrator to be an Incentive Stock Option under this Plan does not explicitly include any terms required to entitle such Incentive Stock Option to the tax treatment afforded by Section 422 of the Code, all such terms shall be deemed implicit in the designation of such Option and the Option shall be deemed to have been granted subject to all such terms.

6.04        Rights as a Stockholder. The Participant or any transferee of an Option pursuant to Section 8.02 or Section 11.05 shall have none of the rights of a stockholder with respect to any shares of Company Common Stock covered by an Option until the Participant or transferee is the holder of record of any such shares, and no adjustment shall be made for dividends and cash or other property or distributions or other rights for which the record date is prior to the date the Participant is the holder of record.

Article VII.

Stock Appreciation Rights

7.01        Power to Grant Stock Appreciation Rights. The Administrator is authorized to grant to any Participant a Stock Appreciation Right that entitles the Participant to receive, upon exercise thereof, a payment from the Company, payable as provided in Section 7.04, of an amount equal to the Incremental Value of the Stock Appreciation Rights. The Incremental Value of a single share of Company Common Stock is an amount equal to the remainder derived from subtracting (i) the Exercise Price for the right established in the Award Agreement from (ii) the Fair Market Value of a share of Company Common Stock on the date of exercise. The terms of any Stock Appreciation Right granted under the Plan, including the Exercise Price which may never be less than the Fair Market Value of the underlying share of Company Common Stock on the Date of Grant, will be set forth in an Award Agreement. Notwithstanding any other provision of the Plan, any Stock Appreciation Right awarded to an individual who is then subject to Section 16 of the Exchange Act must comply with the exemption requirements of Rule 16b-3.

7.02        Tandem Stock Appreciation Rights. The Administrator may grant to any Participant a Stock Appreciation Right covering any share of Company Common Stock which is, at the Date of Grant, also covered by an Option granted to the same Participant, either prior to or simultaneously with the grant to such Participant of the Stock Appreciation Rights, provided: (i) any Option covering any share of Company Common Stock shall expire and not be exercisable upon the exercise of any Stock Appreciation Rights with respect to the same share; (ii) any Stock Appreciation Rights covering any share of Company Common Stock shall not be exercisable upon the exercise of any related Option with respect to the same share; and (iii) an Option and Stock Appreciation Rights covering the same share of Company Common Stock may not be exercised simultaneously.

7.03        Exercise Price. In the case of a tandem Stock Appreciation Right, the Exercise Price established under any Stock Appreciation Right, as determined by the Administrator and set forth in the Award Agreement, may not be less than the Purchase Price of the related Option. Upon exercise of a tandem Stock Appreciation Right, the number of shares subject to exercise under a related Option will automatically be reduced by the number of shares of Company Common Stock represented by the Option or portion thereof which is surrendered as a result of the exercise of such Stock Appreciation Right.

7.04        Payment of Incremental Value. Any payment which may become due from the Company by reason of Participant’s exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Administrator (i) all in cash, (ii) all in Company Common Stock, or (iii) in any combination of cash and Company Common Stock. In the event that all or a portion of the payment is made in Company Common Stock, the number of shares of the Company Common Stock delivered in satisfaction of such payment will be determined by dividing the amount of the payment by the Fair Market Value on the date of exercise. The Administrator may determine whether payment upon exercise of a Stock Appreciation Right will be made in cash or in stock, or a combination thereof, upon or at any time prior to the exercise of such Stock Appreciation Right. No fractional share of Company Common Stock will be issued to make any payment; if any fractional shares would be issuable, the mix of cash and Company Common Stock payable to the Participant will be adjusted as directed by the Administrator to avoid the issuance of any fractional share.

Article VIII.

Terms of Options and Stock Appreciation Rights

8.01        Duration of Options and Stock Appreciation Rights. Options and Stock Appreciation Rights shall terminate after the first to occur of the following events:

(a)	Expiration Date of the Award as provided in the Award Agreement; or

(b)	Termination of the Award as provided in Section 8.02; or

(c)        In the case of an Incentive Stock Option, the tenth (10th) anniversary of the Date of Grant, unless the Participant is a 10% Stockholder in which case on the fifth (5th) anniversary of the Date of Grant; or

(d)        Solely in the case of tandem Stock Appreciation Rights, upon the Expiration Date of the related Option.

8.02        Exercise by Officer. Unless the grant of a specific Award is approved in advance by the Board of Directors, Administrator or the Company’s shareholders, an Officer may not exercise an Option and/or a Stock Appreciation Right awarded to him or her before the six (6) month anniversary date of the Date of Grant.

8.03	Exercise on Death or Termination of Employment.

(a)     Unless otherwise provided in the Award Agreement, in the event of the death of a Participant while an employee of the Company or a Subsidiary of the Company, the right to exercise all unexpired Awards shall be accelerated and shall accrue as of the date of death, and the Participant’s Awards may be exercised by his Beneficiary at any time within one year after the date of the Participant’s death.

(b)    Unless otherwise provided in the Award Agreement, in the event of Participant’s Termination of Employment at any time for any reason (including disability or retirement) other than death or for “cause,” as defined in paragraph 8.03(d) below, an Award may be exercised, but only to the extent it was otherwise exercisable, on the date of Termination of Employment, within ninety days after the date of Termination of Employment. In the event of the death of the Participant within the ninety-day period following Termination of Employment, his Award may be exercised by his Beneficiary within the one-year period provided in subparagraph 8.02(a) above.

(c)     With respect to an Award which is intended to constitute an Incentive Stock Option, upon Termination of Employment, such Award shall be exercisable as provided in Section 422 of the Code.

(d)    In the event that a Participant’s Termination of Employment is for “cause,” the Participant’s Award Agreements and underlying Awards will terminate immediately upon Termination of Employment. A Participant’s employment shall be deemed to have been terminated for “cause” if such termination is determined, in the sole discretion of the Administrator, to have resulted from an act or omission by the Participant constituting active and deliberate dishonesty, as established by a final judgment or actual receipt of an improper benefit or profit in money, property or services, or from the Participant’s continuous failure to perform his or her duties under any employment agreement in effect between the Participant and the Company in any material manner (or, in the absence of such an agreement, the consistent failure or refusal of the Participant to perform according to reasonable expectations and standards set by the Board and/or management consistent with Participant’s title and position) after receipt of notice of such failure from the Company specifying how the Participant has so failed to perform.

8.04        Acceleration of Exercise Time. The Administrator, in its sole discretion shall have the right (but shall not in any case be obligated) to permit purchase of shares under any Award prior to the time such Award would otherwise become exercisable under the terms of the Award Agreement.

8.05        Extension of Exercise Time. The Administrator, in its sole discretion, shall have the right (but shall not in any case be obligated) to permit any Award granted under this Plan to be exercised after its Expiration Date or after the ninety day period following Termination of Employment, subject, however, to the limitations described in Section 8.01 (c) and (d).

8.06        Prohibited Modification or Extension of Options. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, no “modification” may be made in respect to any Option if such modification would result in the Option constituting a deferral of compensation, and no “extension” shall be made in respect of any Option, if such extension would result in the Option having an additional deferral feature from the Date of Grant, in each case within the meaning of applicable Treasury regulations under Section 409A of the Code.

(a)        A “modification” for purposes of this Section 8.06 means any change in the terms of the Option, the Plan or Award Agreement that may provide a Participant with a direct or indirect reduction in the Purchase Price or Exercise Price, regardless of whether the Participant in fact benefits from the change in terms.

(b)        An “extension” for purposes of this Section 8.06 means either the (i) provision to a Participant of an additional period of time within which to exercise the Option beyond the time originally prescribed, (ii) the conversion or exchange of the Option for a legally binding right to compensation in a future taxable year, (iii) the addition of any feature for the deferral of compensation to the terms of the Option, or (iv) any renewal of the Option that has the effect of (i) through (iii) above.

8.07       Conditions for Exercise. An Award Agreement may contain such waiting periods, exercise dates and restrictions on exercise (including, but not limited to, periodic installments which may be cumulative) as may be determined by the Administrator at the Date of Grant.

8.08        Change of Control Event. Unless otherwise provided in the Award Agreement, and subject to such other terms and conditions as the Administrator may establish in the Award Agreement, upon the occurrence of a Change of Control Event, irrespective of whether or not an Award is then exercisable, all outstanding Options shall automatically become fully vested and exercisable and all restrictions applicable to any other Award shall lapse and be of no further force or effect.

8.09	Exercise Procedures.

(a)        An Option that is exercisable may be exercised, prior to the Expiration Date of the Award, by the Participant’s delivery to the Officer designed in the Award Agreement of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Administrator. Such notice must specify the number of shares with respect to which the Option is being exercised and must be accompanied by payment in full of the Purchase Price of the shares of Company Common Stock for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the Option (or portion thereof) being exercised.

(b)        Notwithstanding the prior provision, the Administrator may (but need not) permit payment to be made by delivery to the Company of either (i) shares of Company Common Stock (including shares issuable to the Participant pursuant to the exercise of the Option), (ii) any combination of cash and shares of Company Common Stock, or (iii) such other consideration as the Administrator deems appropriate and in compliance with applicable law (including payment in accordance with a cashless exercise program under which, if so instructed by the Participant, shares of Company Common Stock may be issued directly to the Participant’s broker or dealer upon receipt of the Purchase Price in cash from the broker or dealer.) In the event that any Company Common Stock shall be transferred to the Company to satisfy all or any part of the Purchase Price, the part of the Purchase Price deemed to have been satisfied by such transfer of Company Common Stock shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise times the number of shares transferred. The Participant may not transfer to the Company in satisfaction of the Purchase Price (y) a number of shares which when multiplied times the Fair Market Value as of the date of exercise would result in a product greater than the Purchase Price or (z) any fractional share of Company Common Stock. Any part of the Purchase Price paid in cash upon the exercise of any Option shall be added to the general funds of the Company and used for any proper corporate purpose. Unless the Administrator shall otherwise determine, any Company Common Stock transferred to the Company as payment of all or part of the Purchase Price upon the exercise of any Option shall be held as treasury shares.

(c)        A Stock Appreciation Right that is exercisable may be exercised, prior to the Expiration Date of the Award, by the Participant’s delivery to the Officer designed in the Award Agreement of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Administrator. The Administrator will determine whether the appreciation in a Stock Appreciation Right will be paid in the form of cash, shares of Company Common Stock or a combination of the two, in such proportion as the Administrator deems appropriate. For purposes of calculating the number of shares of Company Common Stock to be issued to the Participant, shares of Company Common Stock will be valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right. If shares of Company Common Stock are issued to a Participant, cash will be paid in lieu of any fractional share.

(d)        In the event that an Option or Stock Appreciation Right is being exercised by a Beneficiary, or any other person pursuant to Section 11.05, appropriate proof of the right of such person to exercise the Option or Stock Appreciation Right must be provided to the Company.

Article IX.

Restricted Share Awards

9.01        Power to Grant Restricted Share Right. The Administrator may grant to any Participant an Award of a Restricted Share Right entitling such person to receive shares of Company Common Stock (“Restricted Stock”) in such quantity, and on such terms, conditions and restrictions (whether based on performance standards, periods of service or otherwise) as the Administrator shall determine on or prior to the Date of Grant. The terms of any Award of Restricted Stock granted under the Plan shall be set forth in an Award Agreement.

9.02        Duration of Restricted Share Rights. During a period established by the Administrator and set forth in a Participant’s Award Agreement, (the “Restriction Period”) the Participant will not be permitted to sell, assign, transfer, pledge or otherwise encumber or dispose of any shares Restricted Stock. Any attempt to dispose of Restricted Stock in a manner contrary to the restrictions set forth in the Plan or an Award Agreement will be ineffective.

9.03        Forfeiture of Restricted Share Rights. Subject to Section 9.05, an Award of a Restricted Share Right will terminate and any unvested shares will be forfeited unless the Participant (a) remains employed by the Company or a Subsidiary until the expiration of the Restriction Period, and (b) satisfies any other conditions set forth in the Award Agreement. If the Award Agreement so provides, in the case of the Participant’s death, disability or retirement (as defined in the Award Agreement) prior to the expiration of the Restriction Period, any Restricted Stock will immediately vest and any restrictions will lapse as of the date of the Participant’s death, disability or retirement.

9.04        Delivery of Shares upon Vesting. Upon the lapse of the restrictions established in the Award Agreement, the Participant shall be entitled to receive, without payment of any cash or other consideration, certificates for the number of shares of Company Common Stock covered by the Award.

9.05        Waiver or Modification of Forfeiture Provisions. The Administrator has full power and authority to modify or waive any or all terms, conditions or restrictions (other than the minimum Restriction Period set forth in Section 9.02) applicable to any Restricted Share Right granted to a Participant under the Plan; provided, that, no modification shall, without consent of the Participant, adversely affect the Participant’s rights thereunder.

9.06        Rights as a Stockholder. Unless otherwise provided in the Award Agreement, no person shall have any rights as a stockholder with respect to any shares subject to Restricted Share Rights until such time as the person shall have been issued a certificate for such shares. Unless otherwise provided by the Administrator, any Award of Restricted Share Rights that prohibits the payment of dividends on such Restricted Stock during the Restriction Period shall be conditioned upon the Participant’s irrevocable commitment to not make an election under Section 83(b) of the Code with respect to such Restricted Stock and, in the event that the Participant breaches such obligation and makes a Section 83(b) election with respect to such Restricted Stock, the Award of such Restricted Share Rights shall be void ab initio.

Article X.

Other Stock Based Awards

10.01      Grant of Other Awards. Other Awards of shares of Company Common Stock or other securities of the Company and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Company Common Stock (“Other Awards”) may be granted either alone or in addition to or in conjunction with Options or Stock Appreciation Rights under the Plan. Subject to the provisions of the Plan, the Administrator shall have the sole and complete authority to determine the persons to whom and the time or times at which Other Awards shall be made, the number of shares of Company Common Stock or other securities, if any, to be granted pursuant to such Other Awards, and all other conditions of such Other Awards. Any Other Award shall be confirmed by an Award Agreement executed by the Administrator and the Participant, which agreement shall contain such provisions as the Administrator determines to be necessary or appropriate to carry out the intent of this Plan with respect to the Other Award.

                           10.02      Terms of Other Awards. In addition to the terms and conditions specified in the Award Agreement, Other Awards made pursuant to this Article X shall be subject to the following:

(a)     Any shares of Company Common Stock subject to such Other Awards may not be sold, assigned, transferred or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses; and

(b)    If specified by the Administrator and the Award Agreement, the recipient of an Other Award shall be entitled to receive, currently or on a deferred basis, interest or dividends or dividend equivalents with respect to the Company Common Stock or other securities covered by the Other Award; and

(c)     The Award Agreement with respect to any Other Award shall contain provisions providing for the disposition of such Other Award in the event of Termination of Employment prior to the exercise, realization or payment of such Other Award, with such provisions to take account of the specific nature and purpose of the Other Award.

Article XI.

Terms Applicable to All Awards

11.01      Award Agreement. The grant and the terms and conditions of the Award shall be set forth in an Award Agreement between the Company and the Participant. No person shall have any rights under any Award granted under the Plan unless and until the Administrator and the Participant to whom the Award is granted have executed and delivered an Award Agreement expressly granting the Award to such person and setting forth the terms of the Award.

11.02      Plan Provisions Control Award Terms. The terms of the Plan shall govern all Awards granted under the Plan, and in no event shall the Administrator have the power to grant any Award under the Plan which is contrary to any of the provisions of the Plan. In the event any provision of any Award granted under the Plan conflicts with any term in the Plan as constituted on the Date of Grant of such Award, the term in the Plan as constituted on the Date of Grant of such Award shall control.

11.03      Modification of Award After Grant. Except as provided in Section 4.03, the terms of any Award granted under the Plan may not be changed after the granting of such Award without the express written approval of the Participant and the Administrator. No modification may be made to an Award granted to an Officer except in compliance with Rule 16b-3. No modification to the terms of an Award may result in the direct or indirect reduction in the Purchase Price or the Exercise Price of the stock right below the Fair Market Value of the shares on the Date of Grant.

11.04      Taxes. The Company is entitled to withhold (or secure payment from the Participant in lieu of withholding) the amount sufficient to satisfy any federal, state and local withholding tax requirements with respect to any amount payable and/or shares issuable under a Participant’s Award, or with respect to any income recognized upon a disqualifying disposition of shares received pursuant to the exercise of an Incentive Stock Option, and the Company may defer payment or issuance of the cash or stock upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for such tax. The amount of such withholding or tax payment shall be determined by the Administrator (the Participant shall provide to the Company such information as the Company may require to determine the amounts) and, unless otherwise provided by the Administrator, will be payable by the Participant at the time of issuance or payment in accordance with the following rules:

(a)     A Participant, other than an Officer, shall have the right to elect to meet his or her withholding requirement by: (1) having the Company withhold from such Award the appropriate number of shares of Company Common Stock, rounded out to the next whole number, the Fair Market Value of which is equal to such amount, or, in the case of the cash payment, the amount of cash, as is determined by the Company to be sufficient to satisfy applicable tax withholding requirements; or (2) direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award.

(b)    Unless otherwise provided by the Administrator, with respect to Officers, the Company shall withhold from such Award the appropriate number of shares of Company Common Stock, rounded up to the next whole number, the Fair Market Value of which is equal to the amount, as determined by the Administrator, (or, in the case of a cash payment, the amount of cash) required to satisfy applicable tax withholding requirements.

(c)     In the event that an Award or property received upon exercise of an Award has already been transferred to the Participant on the date upon which withholding requirements apply, the Participant shall pay directly to the Company the cash amount determined by the Company to be sufficient to satisfy applicable federal, state or local withholding requirements.

(d)    If permitted under applicable federal income tax laws, a Participant may elect to be taxed in the year in which an Award is exercised or received, even if it would not otherwise have become taxable to the Participant. If the Participant makes such an election, the Participant shall promptly notify the Company in writing and shall provide the Company with a copy of the executed election form as filed with the Internal Revenue Service no later than thirty days from the date of exercise or receipt of Restricted Stock. Promptly following such notification, the Participant shall pay directly to the Company the cash amount determined by the Company to be sufficient to satisfy applicable federal, state or local withholding tax requirements.

11.05      Limitations on Transfer. Except as otherwise provided in this Section 11.05, a Participant’s rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution. During the lifetime of a Participant, only the Participant personally (or the Participant’s personal representative or attorney-in-fact) may exercise the Participant’s rights under the Plan. The Participant’s Beneficiary may exercise a Participant’s rights to the extent they are exercisable under the Plan following the death of the Participant. Notwithstanding the foregoing, or any other provision of this Plan, a Participant who holds Non-Qualified Stock Options may transfer such Options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Options so transferred may thereafter be transferred only to the Participant who originally received the Options or to an individual or trust to whom the Participant could have initially transferred the Option pursuant to this Section 11.05. Options which are transferred pursuant to this Section 11.05 shall be exercisable by the transferee according to the same terms and conditions as applied to the Participant.

11.06      General Restriction. Notwithstanding anything to the contrary herein, the Company shall have no obligation or liability to deliver any shares of Company Common Stock under the Plan or to make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws, rules and regulations, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act and the rules and regulations of the New York Stock Exchange.

11.07      Surrender of Awards. Any Award granted under the Plan may be surrendered to the Company for cancellation on such terms as the Administrator and Participant approve, including, but not limited to, terms which provide that upon such surrender the Company will pay to the Participant cash or Company Common Stock, or a combination of cash and Company Common Stock.

Article XII.

General Provisions

12.01	Amendment and Termination of Plan.

(a)     Amendment. The Board shall have complete power and authority to amend the Plan at any time and to add any other stock based Award or other incentive compensation programs to the Plan as it deems necessary or appropriate and no approval by the stockholders of the Company or by any other person, committee or entity of any kind shall be required to make any amendment; provided, however, that the Board shall not, without the requisite affirmative approval of stockholders of the Company, (i) make any amendment which requires stockholder approval under any applicable law, including Rule 16b-3 or the Code; or (ii) which, unless approved by the requisite affirmative approval of stockholders of the Company, would cause, result in or give rise to “applicable employee remuneration” within the meaning of Section 162(m) of the Code with respect to any Performance-Based Option. No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, adversely affect the right of such individual under such Award. For the purposes of this section, an amendment to the Plan shall be deemed to have the affirmative approval of the stockholders of the Company if such amendment shall have been submitted for a vote by the stockholders at a duly called meeting of such stockholders at which a quorum was present and the majority of votes cast with respect to such amendment at such meeting shall have been cast in favor of such amendment, or if the holders of outstanding stock having not less than a majority of the outstanding shares consent to such amendment in writing in the manner provided under the Company’s bylaws.

(b)    Termination. The Board shall have the right and the power to terminate the Plan at any time. If the Plan is not earlier terminated, the Plan shall terminate when all shares authorized under the Plan have been issued. No Award shall be granted under the Plan after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised after termination of the Plan at any time prior to the Expiration Date of such Award to the same extent such Award would have been exercisable if the Plan had not been terminated.

12.02      No Right To Employment. No employee or other person shall have any claim or right to be granted an Award under this Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or a Subsidiary of the Company.

12.03      Compliance with Rule 16b-3. It is intended that the Plan be applied and administered in compliance with Rule 16b-3. If any provision of the Plan would be in violation of Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b-3, as determined by the Administrator. The Board is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b-3, as it may be amended from time to time, and to make any other such amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.

12.04      Securities Law Restrictions. The shares of Company Common Stock issuable pursuant to the terms of any Awards granted under the Plan may not be issued by the Company without registration or qualification of such shares under the Securities Act of 1933, as amended, or under various state securities laws or without an exemption from such registration requirements. Unless the shares to be issued under the Plan have been registered and/or qualified as appropriate, the Company shall be under no obligation to issue shares of Company Common Stock upon exercise of an Award unless and until such time as there is an appropriate exemption available from the registration or qualification requirements of federal or state law as determined by the Administrator in its sole discretion. The Administrator may require any person who is granted an Award hereunder to represent and agree with the Company in writing that if such shares are issuable under an exemption from registration requirements, the shares will be “restricted” securities which may be resold only in compliance with applicable securities laws, and that such person is acquiring the shares issued upon exercise of the Award for investment, and not with the view toward distribution.

12.05      Captions. The captions (i.e., all section headings) used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.

12.06      Severability. Whenever possible, each provision in the Plan and every Award Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award Agreement is held to be prohibited or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (b) all other provisions of the Plan and every Award Agreement shall remain in full force and effect.

12.07      No Strict Construction. No rule of strict construction shall be implied against the Company, the Administrator, or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Administrator.

12.08      Choice of Law. All determinations made and actions taken pursuant to the Plan shall be governed by the laws of Michigan and construed in accordance therewith except to the extent such law is preempted by federal law.

12.09      Section 409A of the Code. The Company intends for the Awards granted under the Plan to be excluded from coverage under Section 409A of the Code. If, however, the Administrator determines that a Participant would be subject to the additional 20% tax imposed by Section 409A of the Code as a result of failure to meet the requirements of Section 409A, the Participant may exercise an Award prior to the exercise date stated in the Award Agreement to the extent necessary to pay the aggregate Federal Insurance Contributions Act (FICA) tax and any income tax in accordance with Section 1.409A-3(j)(4) of the Treasury regulations.

Dear Shareholder:

Please take note of the important information enclosed with this Proxy Ballot. There are issues related to the management and operation of Sun Communities Inc. that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote the shares.

Please mark the boxes on the proxy card to indicate how the shares will be voted. Then, sign the card and return your proxy vote in the enclosed postage-paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders on July 29, 2009.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Sun Communities, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

M15358-P82669

Proxy—Sun Communities, Inc.

27777 Franklin Road, Suite 200
Southfield, Michigan 48034

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JULY 29, 2009

The undersigned hereby appoints Gary A. Shiffman and Karen J. Dearing, or either of them, as attorneys and proxies of the undersigned shareholder, with full power of substitution, to vote on behalf of the undersigned and in his or her name and stead, all shares of the common stock of Sun Communities, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Shareholders to be held at the Hilton Garden Inn, 26000 American Drive, Southfield, Michigan 48034 on Wednesday, July 29, 2009 at 11:00 a.m., and at any adjournments thereof.

The giving of this Proxy does not affect the right of the undersigned shareholder to vote in person should the undersigned shareholder attend the Annual Meeting. This Proxy may be revoked at any time before it is voted.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)